As filed with the Securities and

Exchange Commission on August 23, 2004.              Registration No. 333-117471
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                MAF BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            6712                         36-3664868
(State or Other Jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)        Identification Number)

                           55TH STREET & HOLMES AVENUE
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 325-7300
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             JENNIFER R. EVANS, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                MAF BANCORP, INC.
                              55TH & HOLMES AVENUE
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 325-7300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

     THOMAS P. DESMOND, ESQ.
      ROBYN B. GOLDMAN, ESQ.                      JOHN J. GORMAN, ESQ.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.      LUSE GORMAN POMERENK & SCHICK, P.C.
 222 NORTH LASALLE STREET, SUITE 2600        5335 WISCONSIN AVE., NW, SUITE 400
     CHICAGO, ILLINOIS 60601                      WASHINGTON, DC 20015
       (312) 609-7500                               (202) 274-2000

                             _______________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                             _______________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




                             _______________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

MAF BANCORP, INC. LOGO                         CHESTERFIELD FINANCIAL CORP. LOGO

                              ____________________

                 PROXY STATEMENT OF CHESTERFIELD FINANCIAL CORP.
                              ____________________

                         PROSPECTUS OF MAF BANCORP, INC.
                              ____________________

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

TO STOCKHOLDERS OF CHESTERFIELD FINANCIAL CORP.:

         On June 5, 2004, the boards of directors of MAF Bancorp, Inc. and Chesterfield Financial Corp. unanimously voted to approve a merger agreement that provides for Chesterfield's merger with and into MAF. If the merger is completed, each share of Chesterfield common stock that you own will be converted into the right to receive cash and stock valued at $31.50, payable as follows:

         o        $20.48

                  and

         o shares of MAF common stock valued at approximately $11.02. The number of MAF shares you receive will be determined by dividing $11.02 by the average price for MAF common stock over a period prior to the merger, as described in this document.


         MAF's common stock is traded on the Nasdaq National Market under the symbol "MAFB." The closing price of MAF common stock on August 17, 2004 was $40.41.


         In order to complete the merger, MAF must first obtain necessary regulatory approvals and the holders of a majority of shares of Chesterfield common stock must approve the merger agreement. Your board of directors has unanimously approved the merger agreement and recommends that you approve it. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD.


         This document gives you additional information regarding the transaction, the merger agreement, Chesterfield and MAF and also serves as the prospectus for up to 1,250,000 shares of common stock that may be issued by MAF to Chesterfield stockholders in connection with the merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 16.


                                        Sincerely,


                                        /s/ Michael E. DeHaan


                                        Michael E. DeHaan
                                        Chairman of the Board, President and
                                        Chief Executive Officer of
                                        Chesterfield Financial Corp.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


THIS DOCUMENT IS DATED AUGUST 23, 2004, AND IS FIRST BEING MAILED TO CHESTERFIELD STOCKHOLDERS ON OR ABOUT AUGUST 23, 2004.

                              AVAILABLE INFORMATION

         As permitted by the Securities and Exchange Commission, this document incorporates certain important business and financial information about MAF and Chesterfield from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. You should direct requests for these documents to:

             MAF DOCUMENTS                       CHESTERFIELD DOCUMENTS
    -------------------------------          ------------------------------
           MAF BANCORP, INC.                  CHESTERFIELD FINANCIAL CORP.
      55TH STREET & HOLMES AVENUE               10801 S. WESTERN AVENUE
    CLARENDON HILLS, ILLINOIS 60514             CHICAGO, ILLINOIS 60643
       ATTENTION: CAROLYN PIHERA              ATTENTION: MICHAEL E. DEHAAN
             (630) 887-5978                          (773) 239-6000


         TO ENSURE TIMELY DELIVERY, YOU SHOULD MAKE ANY REQUESTS FOR THESE DOCUMENTS BY SEPTEMBER 23, 2004 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         YOU CAN ALSO OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT THROUGH THE SEC WEBSITE AT WWW.SEC.GOV. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 52.

                        CHESTERFIELD FINANCIAL CORP. LOGO

                             10801 S. Western Avenue
                             Chicago, Illinois 60643
                       ___________________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                    Date:   September 30, 2004
                    Time:   Noon, local time
                    Place:  10801 S. Western Avenue
                            Chicago, Illinois 60643


To Stockholders of Chesterfield Financial Corp.:

         We are pleased to notify you of and invite you to attend the special meeting of stockholders. At the meeting you will be asked to vote on the following matters:

         o approval of the Agreement and Plan of Merger, dated June 5, 2004, that provides for MAF Bancorp to acquire Chesterfield, as described in the attached document; and

         o any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.


         Only holders of shares of Chesterfield common stock of record at the close of business on August 16, 2004, may vote at the special meeting. Approval of the merger agreement requires the affirmative vote at the special meeting of the holders of a majority of the issued and outstanding shares of Chesterfield common stock.


         THE BOARD OF DIRECTORS OF CHESTERFIELD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope, whether or not you plan to attend the meeting in person.


Chicago, Illinois
August 23, 2004




                                           By Order of the Board of Directors


                                           /s/ Michael E. DeHaan


                                           Michael E. DeHaan
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                                           TABLE OF CONTENTS
                                                                                                               PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................................................... 1

SUMMARY......................................................................................................... 4

MARKET PRICE AND DIVIDEND INFORMATION........................................................................... 9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC..............................................11

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CHESTERFIELD FINANCIAL CORP. .................................13

COMPARATIVE PER SHARE DATA......................................................................................15

RISK FACTORS....................................................................................................16
         The market price of MAF's common stock may vary over time..............................................16
         The anticipated benefits of the merger may never be realized...........................................16
         MAF may have difficulties integrating Chesterfield's operations into MAF's operations..................16



FORWARD-LOOKING STATEMENTS......................................................................................17

INFORMATION ABOUT MAF...........................................................................................18
         General  ..............................................................................................18
         Business of MAF........................................................................................18
         Description of MAF Capital Stock.......................................................................19

INFORMATION ABOUT CHESTERFIELD..................................................................................20
         General  ..............................................................................................20
         Business of Chesterfield...............................................................................20

SPECIAL MEETING OF CHESTERFIELD STOCKHOLDERS....................................................................21
         General................................................................................................21
         Date, place and time...................................................................................21
         Record date............................................................................................21
         Required vote; quorum; principal stockholders..........................................................21
         Voting and revocability of proxies.....................................................................22
         Appraisal rights.......................................................................................23
         Solicitation of proxies................................................................................24

DESCRIPTION OF THE MERGER.......................................................................................25
         General  ..............................................................................................25
         Background of and Chesterfield's reasons for the merger................................................25
         Factors considered by Chesterfield's board of directors................................................26
         MAF's reasons for the merger...........................................................................27
         Fairness opinion of Chesterfield's financial advisor...................................................28
         Material United States federal income tax consequences of the merger...................................35
         Accounting treatment...................................................................................36
         Regulatory approvals...................................................................................36
         Appraisal rights of dissenting stockholders............................................................37
         Restrictions on resale of MAF common stock by Chesterfield affiliates..................................38



                                                          i

                                              TABLE OF CONTENTS
                                                 (continued)
                                                                                                               PAGE



TERMS OF THE MERGER.............................................................................................38
         Merger consideration...................................................................................38
         Time of completion.....................................................................................39
         Exchange of certificates...............................................................................39
         Conditions to the merger...............................................................................40
         Conduct of business pending the merger.................................................................41
         Representations and warranties.........................................................................42
         Interests of certain persons in the merger.............................................................44
         Termination............................................................................................48
         Termination fee........................................................................................49
         Amendment, waiver......................................................................................49
         Affiliate lock-up agreements...........................................................................49
         Dividends..............................................................................................50
         Expenses...............................................................................................50
         Nasdaq stock listing...................................................................................50

COMPARISON OF SHAREHOLDER RIGHTS................................................................................50

LEGAL MATTERS...................................................................................................51

EXPERTS.........................................................................................................51

SHAREHOLDER PROPOSALS...........................................................................................52

WHERE YOU CAN FIND MORE INFORMATION.............................................................................52



APPENDICES:


Appendix A - Agreement and Plan of Merger.......................................................................A-1

Appendix B - Fairness Opinion of Keefe, Bruyette & Woods, Inc...................................................B-1


Appendix C - Section 262 of the Delaware General Corporation Law -- Dissenters' Rights of Appraisal.............C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY DO CHESTERFIELD AND MAF WANT TO MERGE?

A: Our companies are proposing to merge because we believe the merger will benefit our shareholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in the greater Chicago metropolitan area.

Q:       HOW WILL THE MERGER AFFECT ME?

A: If the merger is completed, you will be entitled to receive $31.50 for each share of Chesterfield common stock you own, payable (1) $20.48 in cash and (2) in shares of MAF common stock valued at $11.02.

Q: HOW MANY SHARES OF MAF COMMON STOCK WILL I RECEIVE IN EXCHANGE FOR MY CHESTERFIELD COMMON STOCK?


A: The number of MAF shares you will receive as part of the consideration for each share of Chesterfield common stock you own has not yet been determined. That number will be determined shortly before closing by dividing $11.02 by the average trading price of MAF common stock at that time determined in accordance with the merger agreement. For this reason, the value of the consideration you receive will generally not be affected by changes in MAF stock price prior to the closing of the transaction.


Q: IF I AM A CHESTERFIELD STOCKHOLDER, WILL I BE ABLE TO SELL THE MAF COMMON STOCK I RECEIVE IN THE MERGER?


A: Yes. The shares of MAF common stock you receive upon completion of the merger will be registered with the SEC and listed on Nasdaq. However, those stockholders who are directors and executive officers of Chesterfield must abide by certain transfer restrictions applicable to affiliates under the Securities Act rules. See "Description of the Merger--Restrictions on resale of MAF common stock by Chesterfield affiliates."


Q:       WHAT DOES THE CHESTERFIELD BOARD OF DIRECTORS RECOMMEND?


A: Chesterfield's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement. Chesterfield's board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Chesterfield and its stockholders. Keefe, Bruyette & Woods, Inc., or KBW, the financial advisor retained by Chesterfield, delivered its opinion to the Chesterfield board that the merger consideration is fair to Chesterfield stockholders from a financial point of view. KBW's written opinion is included as Appendix B to this document. To review the background and reasons for the merger in greater detail, see pages 25 to 28.


Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: Holders of a majority of the outstanding shares of Chesterfield common stock must vote in favor of the merger agreement. All of Chesterfield's directors and executive officers have agreed to vote their shares of Chesterfield common stock in favor of the merger agreement at the special meeting. MAF shareholders are not required to vote on the merger agreement.

Q:       WHAT DO I NEED TO DO NOW? HOW DO I VOTE?

A: After you have carefully read and considered the information contained in this document, please complete, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the adoption and approval of the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares if you provide instructions on how to vote. Your broker will not be able to vote your shares on the proposed merger without instructions. You should instruct your broker to vote your shares, following the directions you receive from your broker. You will need additional documentation from your broker if you wish to vote in person at the special meeting.


Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. Until exercised at the special meeting, you may revoke your proxy by filing with the corporate secretary of Chesterfield a duly executed revocation of proxy. You also can revoke your proxy and change your vote by:


         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.


Q: I AM A CHESTERFIELD EMPLOYEE AND I HOLD SHARES IN CHESTERFIELD'S EMPLOYEE STOCK OWNERSHIP PLAN, OR ESOP, AND/OR PROFIT SHARING PLAN. WILL I BE ABLE TO VOTE THOSE SHARES?


A: Chesterfield's ESOP and profit sharing plan both permit plan participants to direct the trustee how to vote shares attributable to participants' plan accounts. If you are a plan participant in either the ESOP or the profit sharing plan, you will receive information concerning the procedures for submitting an instruction card to provide your voting directions.


Q:       WHAT IF I OPPOSE THE MERGER? DO I HAVE APPRAISAL RIGHTS?

A: If you do not vote in favor of the merger agreement and otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law, or DGCL, you will be entitled to receive payment in cash of the estimated fair value of your shares of Chesterfield common stock as ultimately determined under the statutory process. This value could be more, the same as or less than the merger consideration. A copy of this section of the DGCL is included as Appendix C to this document.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: Your receipt of cash and shares of MAF common stock in exchange for shares of Chesterfield common stock will be a taxable transaction for you. You should consult your tax advisor for the specific tax consequences of the merger to you. See "Description of the Merger--Material United States federal income tax consequences of the merger" on page 35.


Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions from MAF's exchange agent about surrendering your stock certificates in order to receive the merger consideration. Do not send in your stock certificates with your proxy card.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: MAF and Chesterfield are working toward completing the merger as quickly as possible. In addition to Chesterfield stockholder approval, MAF must also obtain regulatory approvals. MAF currently anticipates completing the merger during the fourth quarter of 2004.

Q:       IS THERE OTHER INFORMATION I SHOULD CONSIDER?


A: Yes. Important business and financial information about both MAF and Chesterfield is not included in this document. This information is incorporated by reference to documents that MAF and Chesterfield have filed or will file separately with the SEC. See "Available Information" on the inside front cover of this document and "Where You Can Find More Information" on page 52.


Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or need additional copies of this document or a new or replacement proxy card, you should contact:

                  Chesterfield Financial Corp.
                  10801 S. Western Avenue
                  Chicago, Illinois  60643
                  Attention:  Michael E. DeHaan
                  Phone Number:  (773) 239-6000

                                     SUMMARY


         This summary highlights certain information contained elsewhere in this document or in documents incorporated by reference into this document. Each item in this summary contains a page reference referring you to a more complete description of that item later in this document. For a more detailed description of the merger and its terms, you are urged to carefully read this entire document, including the appendices and the other documents that we reference.


                                     GENERAL

PROPOSED MERGER


         (See page 25)


         The proposed transaction provides for the acquisition of Chesterfield by MAF. As part of the transaction, Chesterfield Federal Savings and Loan Association of Chicago will be merged with and into Mid America Bank, MAF's banking subsidiary. You are encouraged to read the merger agreement, which is included in Appendix A to this document.

THE PARTIES

         MAF BANCORP, INC.
         55th Street & Holmes Avenue
         Clarendon Hills, Illinois  60514
         (630) 325-7300


         (See page 18)

         MAF Bancorp, Inc., a Delaware corporation, is a savings and loan holding company operating principally through its bank subsidiary, Mid America Bank, fsb, a federally-chartered savings bank currently with 67 retail branches throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name "St. Francis Bank, a division of Mid America Bank." MAF also is involved in the residential land development business. As of June 30, 2004, MAF had consolidated total assets of $9.4 billion, deposits of $5.7 billion and stockholders' equity of $906 million.


         CHESTERFIELD FINANCIAL CORP.
         10801 S. Western Avenue
         Chicago, Illinois 60643
         (773) 239-6000


         (See page 20)

         Chesterfield Financial Corp., a Delaware corporation, is a savings and loan holding company operating through its wholly-owned subsidiary, Chesterfield Federal Savings and Loan Association of Chicago, a federally-chartered savings association headquartered in Chicago, Illinois. Chesterfield Federal conducts its business through its main office in Chicago and three other banking facilities located in Chicago (drive-up facility), Palos Hills and Frankfort, Illinois. Chesterfield Federal also operates an insurance agency, Chesterfield Insurance Services, LLC, that sells primarily commercial insurance policies. As of June 30, 2004, Chesterfield had consolidated total assets of $362 million, deposits of $280 million and stockholders' equity of $75 million.

                               THE SPECIAL MEETING

PURPOSE


         (See page 21)


         The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement.

DATE, TIME AND PLACE


         (See page 21)

         Chesterfield will hold its special meeting of stockholders at its main office located at 10801 S. Western Avenue, Chicago, Illinois 60643, at noon, local time, on September 30, 2004.


VOTE REQUIRED


         (See page 21)

         Chesterfield's board of directors fixed the close of business on August 16, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. If you held shares of Chesterfield common stock on the record date, you will be entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of Chesterfield common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting.


         The affirmative vote of the holders of a majority of the shares of Chesterfield common stock issued, outstanding and entitled to vote at the special meeting will be required to approve the merger agreement. Approval of the merger agreement by the requisite vote of the holders of Chesterfield common stock is a condition to, and is required for, consummation of the merger.


         As of the record date, 3,875,521 shares of Chesterfield common stock were issued, outstanding and entitled to vote. Of the shares entitled to vote, 241,529 shares, or approximately 6.23%, are beneficially owned by directors and executive officers of Chesterfield, its subsidiaries and their respective affiliates. Each director and executive officer of Chesterfield has entered into an agreement with MAF to vote shares of Chesterfield common stock they beneficially own in favor of the adoption and approval of the merger agreement.


                                   THE MERGER

TERMS OF THE MERGER


         (See page 25)


         The merger agreement provides for, among other things, the merger of a newly-formed subsidiary of MAF with and into Chesterfield. Immediately after the consummation of the merger, Chesterfield will be dissolved and Chesterfield Federal will merge with and into Mid America Bank. Following these transactions, Mid America Bank will remain the sole banking subsidiary of MAF. You are encouraged to read the merger agreement, which is included in Appendix A to this document.

         Under the merger agreement, MAF will pay you a combination of cash and stock valued at $31.50 for each share of Chesterfield common stock you own in the following amounts: (1) $20.48 in cash; and (2) the number of shares of MAF common stock equal to $11.02 divided by the average per share closing price of MAF common stock during the 10-day period ending on the trading day before the merger is completed.

         You will not receive fractional shares of MAF common stock. Instead, you will receive a cash payment for any fractional shares based on the value of MAF common stock determined in the manner described above.

         Once the merger is complete, MAF's appointed exchange agent will mail you materials and instructions for exchanging your Chesterfield stock certificates for cash and MAF stock certificates. You should not send in your Chesterfield stock certificates until you receive the transmittal materials and instructions from MAF's exchange agent.

RECOMMENDATION OF CHESTERFIELD'S BOARD OF DIRECTORS


         (See page 26)


         Chesterfield's board of directors unanimously recommends that you vote FOR approval of the merger agreement. Chesterfield's board of directors believes that the terms of the merger agreement are advisable and that the merger is in the best interests of Chesterfield and its stockholders.

FAIRNESS OPINION OF CHESTERFIELD'S FINANCIAL ADVISOR


         (See page 28)


         In deciding to approve the merger, Chesterfield's board of directors considered the opinion from its financial advisor, KBW, that the merger consideration is fair, from a financial point of view. The full text of this opinion is attached to this document as Appendix B. You are encouraged to read this opinion.

APPRAISAL RIGHTS


         (See page 37)


         You may dissent from the merger and, if you comply with the procedures set forth in Delaware law, receive cash in the amount a Delaware court determines is the fair value of your shares instead of the merger consideration. This value could be more or less than the merger consideration.

         A copy of the section of the DGCL pertaining to these appraisal rights is included as Appendix C to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


         (See page 35)


         Your receipt of cash and MAF common stock in exchange for Chesterfield common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Although the tax consequences of the merger to you may depend on your individual situation, you generally will recognize a gain or loss equal to the difference between (1) the amount of cash you receive (including cash received for fractional shares), plus the fair market value, on the date of completion of the merger, of the MAF common stock received in the merger and (2) your adjusted basis in your Chesterfield common stock surrendered in the merger. Each share of MAF stock you receive in exchange for your Chesterfield shares will have a basis equal to its fair market value on the date of completion of the merger. You should consult your tax advisor for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

ACCOUNTING TREATMENT


         (See page 36)


         The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States of America.

REGULATORY APPROVALS


         (See page 36)


         Before the merger is consummated, the acquisition and the bank merger between Mid America Bank and Chesterfield Federal must be approved by the Office of Thrift Supervision, or the OTS. MAF filed the required application with the Southeast Regional Director of the OTS, under delegated authority, on July 2, 2004.

         In addition, the bank merger requires prior notification to the FDIC because Mid America Bank will be acquiring Chesterfield Federal's non-banking subsidiary. Mid America Bank filed its notification with the Regional Director of the FDIC on July 2, 2004. MAF expects that the FDIC will not object to Mid America Bank's acquisition of the non-banking subsidiary of Chesterfield Federal.

         Although MAF currently anticipates that all necessary regulatory approvals will be received, there can be no assurance as to the timing of receipt of the requisite final approvals or that all such approvals will in fact be granted as expected. Receipt of all requisite approvals is a condition precedent to consummation of the merger. Subject to receipt of all required regulatory approvals, MAF currently anticipates closing the transaction by the middle of the fourth quarter of 2004.

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER


         (See page 40)


         The parties will not be obligated to consummate the merger unless certain conditions are met, including:

         o the approval of the merger by the affirmative vote of holders of a majority of the shares of Chesterfield common stock entitled to vote at the special meeting;

         o        receipt of all required regulatory approvals;

         o no material adverse changes (as defined in the merger agreement) in the business of either Chesterfield or MAF;

         o authorization for listing on Nasdaq of the shares of MAF stock to be issued upon consummation of the merger;

         o the absence of any injunction or legal restraint prohibiting consummation of the merger; and

         o        certain other customary closing conditions.

         There can be no assurance as to when and if all of the conditions will be satisfied (or, where permissible, waived) or that the merger will be consummated.

TERMINATION FEE


         (See page 49)


         Under certain circumstances described in the merger agreement, MAF may demand a $6,250,000 termination fee from Chesterfield if the merger does not occur.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER


         (See page 44)


         You should be aware that some Chesterfield directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder.

         As a result of the merger, Michael E. DeHaan, President and Chief Executive Officer of Chesterfield, will be entitled to certain compensation payments and certain other benefits. Other officers and employees will also receive certain benefits, including benefits resulting from termination of the ESOP as provided in the merger agreement. The merger agreement also contains a provision requiring MAF to provide continuing indemnification and directors' and officers' insurance to Chesterfield's directors and officers for a period of six years.

         Chesterfield's board of directors was aware of these interests and took them into account in approving the merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

         MAF common stock and Chesterfield common stock are both quoted on Nasdaq under the symbols "MAFB" and "CFSL," respectively.

         The following table sets forth the last sales prices as reported by Nasdaq for MAF common stock and Chesterfield common stock on the dates indicated, and the equivalent per share value for Chesterfield Common Stock, giving effect to the merger as of the same dates:


                            CLOSING PRICE      CLOSING PRICE      CHESTERFIELD
                              MAF COMMON        CHESTERFIELD     EQUIVALENT PER
                                STOCK           COMMON STOCK      SHARE VALUE(2)
                            -------------      --------------    --------------

June 4, 2004(1)...........     $43.31             $28.40            $  31.50
August 17, 2004...........     $40.41             $30.90            $  31.50


------------------
(1)     Trading date next preceding public announcement of the proposed merger.
(2) Assumes the value of the stock portion of the merger consideration is $11.02 at closing. Since the number of shares of MAF common stock that will be issued in the merger for each share of Chesterfield common stock will be determined based on the average trading price over a 10-day period prior to closing, which may be different from the actual trading price of MAF common stock at closing, the value of the stock consideration on the closing date may be more or less than $11.02.

         The table below shows the reported high and low sales prices of MAF's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods.

                                         HIGH           LOW        DIVIDEND
                                         ----           ---        --------
YEAR ENDED DECEMBER 31, 2002
----------------------------
First Quarter.............................   $35.29        $28.70         $0.15
Second Quarter............................    40.11         34.37          0.15
Third Quarter.............................    38.04         29.60          0.15
Fourth Quarter............................    35.41         28.60          0.15


YEAR ENDED DECEMBER 31, 2003
----------------------------
First Quarter.............................   $35.43        $32.61         $0.18
Second Quarter............................    38.09         32.90          0.18
Third Quarter.............................    40.40         36.97          0.18
Fourth Quarter............................    44.80         38.20          0.18

YEAR ENDING DECEMBER 31, 2004
-----------------------------
First Quarter.............................   $44.95        $41.51         $0.21
Second Quarter............................    44.89         40.52          0.21

Third Quarter (through August 17, 2004)...    43.23         39.27          0.21

         The table below shows the reported high and low sales prices of Chesterfield's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods.

                                         HIGH           LOW         DIVIDEND
                                         ----           ---         --------
YEAR ENDED JUNE 30, 2003
------------------------
First Quarter.............................   $18.43        $17.70         $  --
Second Quarter............................    20.88         18.15          0.05
Third Quarter.............................    20.95         19.80          0.06
Fourth Quarter............................    21.70         20.10          0.06

YEAR ENDED JUNE 30, 2004
------------------------
First Quarter.............................   $23.15        $21.01         $0.08
Second Quarter............................    25.40         22.38          0.08
Third Quarter.............................    26.96         23.71          0.08
Fourth Quarter............................    31.25         26.27          0.08

YEAR ENDING JUNE 30, 2005
-------------------------

First Quarter (through August 17, 2004)...   $30.99        $30.53         $0.08

                         SELECTED CONSOLIDATED FINANCIAL
                       AND OTHER DATA OF MAF BANCORP, INC.


         The following table sets forth certain summary consolidated financial data of MAF and its subsidiaries at or for the periods indicated. Data at or for the periods ended December 31 are derived from MAF's Annual Reports on Form 10-K for the year then ended and data at or for the periods ended June 30 are derived from MAF's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. This information should be read in conjunction with MAF's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.




                                          JUNE 30,                             DECEMBER 31,
                                       ---------------      -------------------------------------------------------
                                       2004       2003        2003       2002       2001       2000        1999
                                       ----       ----        ----       ----       ----       ----        ----
                                         (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL DATA:
   Total assets..................   $9,374,628  5,971,295   8,933,585  5,937,181  5,595,039  5,195,588  4,658,065
   Loans receivable, net.........    6,730,929  4,614,757   6,369,107  4,530,932  4,447,575  4,328,114  3,884,569
   Mortgage-backed securities....      975,348    315,393     971,969    365,638    142,158    104,385    133,954
   Interest-bearing deposits.....      116,443     87,372      57,988     28,210     29,367     53,392     51,306
   Federal funds sold............       64,410     73,616      19,684    100,205    112,765    139,268     35,013
   Investment securities.........      347,833    267,811     749,977    477,943    487,542    271,902    281,129
   Real estate held for
      development or sale........       38,416     23,280      32,093     14,938     12,993     12,718     15,889
   Deposits......................    5,673,046  3,836,466   5,580,455  3,751,237  3,557,997  2,974,213  2,699,242
   Borrowed funds................    2,612,099  1,471,000   2,299,427  1,556,500  1,470,500  1,728,900  1,526,363
   Stockholders' equity..........      906,064    525,836     901,604    501,458    435,873    387,729    352,921
   Book value per share..........        27.74      22.66       27.27      21.57      18.97      16.78      14.76

                                       SIX MONTHS ENDED
                                           JUNE 30,                        YEAR ENDED DECEMBER 31,
                                       ---------------      -------------------------------------------------------
                                       2004       2003        2003       2002       2001       2000        1999
                                       ----       ----        ----       ----       ----       ----        ----
                                         (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income..................     $205,385    150,951     316,430    329,490    345,736    343,103    285,092
Interest expense.................       76,186     69,333     136,952    171,465    214,489    217,173    168,401
                                      --------   --------    --------   --------   --------   --------   --------
   Net interest income...........      129,199     81,618     179,478    158,025    131,247    125,930    116,691
Provision for loan losses........          580         --          --        300         --      1,500      1,100
                                      --------   --------    --------   --------   --------   --------   --------
   Net interest income after
      provision for loan losses..      128,619     81,618     179,478    157,725    131,247    124,430    115,591
Non-interest income:
   Gain on sale of loans
      receivable.................        3,456     15,802      25,948     16,330      8,689      1,108      2,448
   Net gain (loss) on sale and
      write-down of investment
      and mortgage-backed
      securities.................        3,291        (75)       (937)       119        879       (444)     1,911
   Gain on sale of loan
      servicing rights...........           --         --          --         --         --      4,442         --
   Income from real estate
      operations.................        3,611      3,322      11,325      9,717     11,484      9,536      9,630
   Deposit account service
      charges....................       16,577     11,399      24,552     22,239     16,535     12,715     10,200
   Loan servicing fee income
      (expense)..................          126     (3,416)     (5,939)    (2,472)      (371)     1,686      1,761
   Valuation (allowance)
      recovery of mortgage
      servicing rights...........        1,755       (940)      1,130     (2,300)      (904)        --        900
   Other.........................       10,661      6,896      15,554     12,730     10,806      8,400      7,994
                                      --------   --------    --------   --------   --------   --------   --------
      Total non-interest income..       39,477     32,988      71,633     56,363     47,118     37,443     34,844
Non-interest expense:
   Compensation and benefits.....       49,640     31,292      70,573     59,098     48,221     41,197     37,845
   Office occupancy and equipment       13,225      6,984      15,410     11,670      9,011      8,124      7,274
   Advertising and promotion.....        5,001      3,098       6,466      4,844      4,355      3,569      3,149
   Amortization of goodwill(1)...           --         --          --         --      3,245      3,118      2,648
   Amortization of core deposit
      intangibles................        1,471        749       1,732      1,649      1,333      1,357      1,236
   Other.........................       22,737     11,296      26,016     22,081     17,259     15,638     15,528
                                      --------   --------    --------   --------   --------   --------   --------
      Total non-interest expense.       92,074     53,419     120,197     99,342     83,424     73,003     67,680
                                      --------   --------    --------   --------   --------   --------   --------
      Income before income taxes.       76,022     61,187     130,914    114,746     94,941     88,870     82,755
Income taxes.....................       25,258     22,360      47,481     40,775     35,466     32,311     31,210
                                      --------   --------    --------   --------   --------   --------   --------
   Net income....................     $ 50,764     38,827      83,433     73,971     59,475     56,559     51,545
                                      ========   ========    ========   ========   ========   ========   ========
Basic earnings per share.........     $   1.54       1.67        3.35       3.19       2.62       2.43       2.13
                                      ========   ========    ========   ========   ========   ========   ========
Diluted earnings per share.......     $   1.50       1.63        3.26       3.11       2.56       2.40       2.07
                                      ========   ========    ========   ========   ========   ========   ========

                                       SIX MONTHS ENDED
                                           JUNE 30,                        YEAR ENDED DECEMBER 31,
                                       ---------------      -------------------------------------------------------
                                       2004       2003        2003       2002       2001        2000       1999
                                       ----       ----        ----       ----       ----       ----        ----
                                          (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA:
Return on average assets(2)......         1.12%       1.31       1.29        1.29       1.14       1.14        1.20
Return on average equity(2)......        11.14       15.03      14.18       15.83      14.82      15.57       14.98
Average stockholders' equity to
   average assets................        10.03        8.69       9.09        8.14       7.70       7.34        8.03
Stockholders' equity to total
   assets........................         9.67        8.81      10.09        8.45       7.79       7.46        7.58
Tangible and core capital to
   total assets (Bank only)......         6.71        6.96       7.16        6.78       6.44       6.32        6.32
Risk-based capital ratio (Bank
   only).........................        10.60       11.73      11.45       11.85      11.31      11.98       12.32
Interest rate spread during
   period........................         2.88        2.60       2.69        2.59       2.22       2.30        2.52
Net yield on average
   interest-earning assets.......         3.08        2.91       2.96        2.92       2.64       2.68        2.88
Average interest-earning assets
   to average interest-bearing
   liabilities...................       110.72      112.08     111.90      110.50     109.62     108.10      108.56
Non-interest expense to average
   assets(2).....................         2.03        1.80       1.86        1.73       1.60       1.48        1.58
Non-interest expense to average
   assets and average loans
   serviced for others(2)........         1.44        1.32       1.46        1.33       1.33       1.22        1.25
Efficiency ratio(3)..............        55.67       46.58      47.69       46.36      47.00      44.56       45.19
Non-performing loans to total
   loans.........................         0.43        0.49       0.51        0.58       0.45       0.39        0.40
Non-performing assets to total
   assets........................         0.33        0.55       0.49        0.47       0.37       0.36        0.50
Cumulative one-year gap..........         0.90        9.00      (1.59)      10.23      (3.57)     (5.18)     (11.47)
Number of deposit accounts.......      570,176     402,383    564,696     393,801    377,015    339,340     314,396
Mortgage loans serviced for
   others........................   $3,308,843   2,237,178  3,330,987   2,021,512  1,401,607    785,350   1,226,874
Loan originations and purchases..    2,196,661   2,448,220  4,933,675   3,691,170  2,827,594  1,484,220   1,711,337
Retail banking offices...........           67          36         66          34         32         27          25
STOCK PRICE AND DIVIDEND
   INFORMATION:
High.............................   $    44.95       38.09      44.80       40.11      32.73      30.00       27.50
Low..............................        40.52       32.61      32.61       28.60      24.30      15.50       18.88
Close............................        42.68       37.07      41.90       34.00      29.50      28.44       20.94
Cash dividends declared per share   $     0.42        0.36       0.72        0.60       0.46       0.39        0.34
Dividend payout ratio............        27.27%      21.56      21.49       18.81      17.56      16.05       15.96

------------------
(1) SFAS Nos. 142 and 147 were adopted January 1, 2002 eliminating the amortization of goodwill.
(2) Ratios for the six-month periods ended June 30, 2004 and 2003 have been annualized.
(3) MAF calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale and write-down of investment and mortgage-backed securities.



                         SELECTED CONSOLIDATED FINANCIAL
                 AND OTHER DATA OF CHESTERFIELD FINANCIAL CORP.


         The following table sets forth certain summary consolidated financial data of Chesterfield and its subsidiaries at or for the periods indicated. Data at or for the periods ended June 30, 2003, 2002, 2001, 2000 and 1999 are derived from Chesterfield's Annual Reports on Form 10-K for the years ended June 30, 2003, 2002 and 2001, and data at or for the period ended June 30, 2004 is derived from Chesterfield's Quarterly Report on Form 8-K dated July 30, 2004 and from information provided by Chesterfield. This information should be read in conjunction with Chesterfield's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.

                                       AT JUNE 30,                         AT JUNE 30,
                                     ---------------    -------------------------------------------------
                                          2004          2003        2002       2001       2000       1999
                                          ----          ----        ----       ----       ----       ----
                                       (UNAUDITED)
                                                                 (IN THOUSANDS)

SELECTED FINANCIAL CONDITION
   DATA:
   Total assets..................     $362,241        368,909    363,340     344,310    305,480    304,107
   Loans receivable, net.........      145,358        150,022    169,881     161,203    157,276    156,917
   Interest-bearing deposits.....      121,518        127,994     83,367      60,816     59,933     77,673
   Securities available-for-sale.       35,733         26,822     17,374      13,405         --         --
   Securities held-to-maturity...       15,600         26,117     57,483      94,846     73,687     56,571
   Deposits......................      280,095        282,175    278,125     260,658    263,350    259,131
   Stockholders' equity..........       74,775         73,309     76,741      76,553     35,155     32,822


                                        YEAR ENDED
                                         JUNE 30,                        YEAR ENDED JUNE 30,
                                     ---------------    -------------------------------------------------
                                          2004          2003        2002       2001       2000       1999
                                          ----          ----        ----       ----       ----       ----
                                       (UNAUDITED)
                                                                 (IN THOUSANDS)
SELECTED OPERATIONS DATA:
   Total interest income.........      $13,596         16,027     19,047      20,418     19,563     18,848
   Total interest expense........        3,946          5,620      8,102      11,005     10,746     10,646
                                       -------         ------     ------      ------     ------     ------
   Net interest income...........        9,650         10,407     10,945       9,413      8,817      8,202
   Provision for loan losses.....           --           (275)        --          72         83       150
                                       -------         ------     ------      ------     ------     ------
   Net interest income after
      provision for loan losses..        9,650         10,682     10,945       9,341      8,734      8,052
   Total noninterest income......        2,614          2,841      2,475       2,278      2,140      1,531
   Total noninterest expense.....        9,064          9,111      8,396       7,529      7,220      7,006
                                       -------         ------     ------      ------     ------     ------
   Income before taxes...........        3,200          4,412      5,024       4,090      3,654      2,577
   Income tax provision..........        1,211          1,646      1,766       1,418      1,321        919
                                       -------         ------     ------      ------     ------     ------
   Net income....................      $ 1,989          2,766      3,258       2,672      2,333      1,658
                                       =======          =====     ======      ======     ======     ======



                                     AT OR FOR THE
                                       YEAR ENDED
                                        JUNE 30,                 AT OR FOR THE YEAR ENDED JUNE 30,
                                      ---------------    ------------------------------------------------
                                          2004           2003        2002       2001       2000      1999
                                          ----           ----        ----       ----       ----      ----
                                      (UNAUDITED)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA:
Performance Ratios:
   Return on average assets(1)...        0.55%           0.77        0.91       0.81       0.77      0.56
   Return on average equity(2)...        2.70            3.82        4.26       5.76       6.86      5.17
   Interest rate spread(3).......        2.54            2.61        2.52       2.39       2.56      2.41
   Net interest margin(4)........        2.80            3.00        3.16       2.95       3.01      2.85
   Ratio of noninterest expense
      to average total assets....        2.49            2.52        2.35       2.29       2.38      2.36
   Ratio of average
      interest-earning assets to
      average interest-bearing
      liabilities................      122.36           123.8       127.3      116.6      112.3     111.8
   Efficiency ratio(5)...........       73.91            68.8        62.6       64.4       65.9      72.0


Asset Quality Ratios:
   Nonperforming loans to total
      loans at end of period.....        0.25            0.17        0.13         --       0.01      0.06
   Nonperforming assets to total
      assets at end of period....        0.10            0.07        0.06         --          --     0.03
   Allowance for loan losses to
      nonperforming loans........        3.62x           5.05        7.10     524.33     116.00     15.91
   Allowance for loan losses to
      loans receivable, net......        0.90%           0.87        0.93       0.98       0.96      0.91

Capital Ratios:
   Equity to total assets at end
      of period..................       20.64           19.87       21.12      22.23      11.51     10.79
   Average equity to average
      assets.....................       20.22           20.03       21.38      13.06      11.21     10.77
   Dividend payout ratio(6)......        56.1           21.80          --         --       n/a       n/a

Per Share Data:
Basic Earnings per share(6)......       $0.57            0.78        0.84       0.10       n/a       n/a
Diluted Earnings per share(6)....        0.55            0.77        0.83       0.10       n/a       n/a
Cash dividends per share (6).....        0.32            0.17          --         --       n/a       n/a


Other Data:
   Number of offices.............           4               4           4          4          4        4

------------------
(1)      Ratio of net income to average total assets.
(2)      Ratio of net income to average equity.
(3) The difference between the weighted average yield on interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4)      Net interest income divided by average interest-earning assets.
(5) Noninterest expense divided by the sum of net interest income and noninterest income.
(6) Chesterfield Financial's common stock first traded on May 2, 2001, and did not pay dividends until fiscal 2003.

                           COMPARATIVE PER SHARE DATA

         The following table presents selected comparative per share data for MAF common stock and Chesterfield common stock on a historical and pro forma combined basis, giving effect to the merger using the purchase method of accounting. This data should be read in conjunction with MAF's and Chesterfield's audited and unaudited financial statements and the related notes incorporated by reference into this document. The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.



                                               SIX MONTHS ENDED      YEAR ENDED
                                                 JUNE 30, 2004    DECEMBER 31, 2003
                                               --------------     -----------------
MAF HISTORICAL:
   Diluted earnings per share................     $  1.50             $  3.26
   Cash dividends declared per share.........        0.42                0.72
   Book value per share (at period end)......       27.74               27.27

MAF PRO FORMA COMBINED:
   Diluted earnings per share................     $  1.49             $  3.22
   Cash dividends declared per share.........        0.42                0.72
   Book value per share (at period end)(1)...       28.13               27.66

                                               SIX MONTHS ENDED     TWELVE MONTHS ENDED
                                                 JUNE 30, 2004     DECEMBER 31, 2003(3)
                                               ----------------    --------------------

CHESTERFIELD HISTORICAL:
   Diluted earnings per share.................    $  0.26             $  0.62
   Cash dividends declared per share..........       0.16                0.28
   Book value per share (at period end).......      19.29               19.12

CHESTERFIELD EQUIVALENT(2):
   Diluted earnings per share.................    $  1.16             $  2.51
   Cash dividends declared per share..........       0.33                0.56
   Book value per share (at period end) (1)...      21.88               21.51

------------------
(1) Book value per share (at period end) is calculated by dividing period end stockholders' equity by shares outstanding.
(2) Represents per share equivalents for that portion of the outstanding Chesterfield common stock to be converted into MAF common stock. Computed based on an assumed MAF common stock price at closing of $40.50.
(3)      Reflects combination of unaudited quarterly results for the period.

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this document, you should consider the following risk factors carefully in deciding whether to vote for approval of the merger agreement.

THE MARKET PRICE OF MAF'S COMMON STOCK MAY VARY OVER TIME.

         You will receive both cash and MAF common stock in the merger. The number of shares you receive will depend on the average price of MAF common stock during a 10-day period immediately prior to the closing date of the merger. While changes in the value of MAF common stock prior to the closing of the merger will generally not impact the value of the stock consideration you receive, changes in the price of MAF common stock after the closing of the merger will affect the value of the shares you receive. Changes in the market price of MAF common stock may result from a variety of factors, including general market and economic conditions, the future financial condition and operating results of MAF, changes in MAF's businesses, operations and prospects and regulatory considerations, many of which are beyond MAF's control.

         The price of MAF common stock on the date of completion of the merger may vary from the average price during the 10-day pricing period used to determine the number of shares you are to receive. You will not be entitled to receive additional cash or shares in the merger if the price of MAF common stock on the closing date of the merger is less than the average price during the pricing period. Because the merger will be completed after the date of the special meeting, at the time of the special meeting you will not know the exact market value of the MAF common stock you will hold after the merger is completed. See "Terms of the Merger --Merger consideration."

THE ANTICIPATED BENEFITS OF THE MERGER MAY NEVER BE REALIZED.

         The success of the merger will depend partly on MAF's ability to realize cost savings, achieve revenue enhancements and successfully integrate the operations of Chesterfield with those of MAF soon after the closing of the merger. At the time of entering into the merger agreement with Chesterfield, MAF expected the transaction to be neutral to calendar 2005 and 2006 earnings per share. To the extent there are delays or difficulties in achieving cost savings or revenue enhancements, there could be an adverse impact on MAF's quarterly earnings per share results.

MAF MAY HAVE DIFFICULTIES INTEGRATING CHESTERFIELD'S OPERATIONS INTO MAF'S OPERATIONS.

         The merger involves the integration of two companies that previously have operated independently of each other. Successful integration of Chesterfield's operations will depend primarily on MAF's ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs and reinvest Chesterfield's excess liquid assets into higher-yielding loans and securities. There can be no assurance that MAF will not encounter difficulties integrating Chesterfield's operations, including:

         o        loss of key employees and customers;

         o        delays in data processing conversion; or

         o unexpected problems with facilities, personnel, technology or credit quality.

         MAF's results following the merger may be adversely affected if:

         o the combination of the businesses of Chesterfield and MAF takes longer or is more difficult, time-consuming or costly to accomplish than expected; or

         o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

         If any of these events were to occur, the business, operations and/or earnings of MAF following the merger could be negatively affected.


                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this document, including information incorporated in this document by reference, that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document that contain forward-looking statements include, but are not limited to, "Questions and Answers about the Merger," "Summary," "Risk Factors," "Description of the Merger--Background of the merger," "Description of the Merger--MAF's reasons for the merger," and "Description of the Merger--Chesterfield's reasons for the merger and board recommendation." You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to (1) MAF's goals, intentions and expectations, (2) MAF's business plans and growth strategies, and (3) potential risks associated with MAF's operations and future costs and benefits of the Chesterfield merger.

         Forward-looking statements are subject to risks and uncertainties, and MAF's actual results, performance or achievements may be materially different from the results indicated by these forward-looking statements. In addition, MAF's past results of operations do not necessarily indicate MAF's future results. You should not place undue reliance on forward-looking statements, which speak only as of the date they were made. MAF will not update these forward-looking statements, even though its situation may change in the future, unless MAF is obligated to do so under the federal securities laws. MAF qualifies all of its forward-looking statements by these cautionary statements.

         Further information on other factors which could affect the financial results of MAF before and after the merger is included in MAF's filings with the SEC, incorporated by reference into this document. See "Where You Can Find More Information" on page 52.

                              INFORMATION ABOUT MAF

GENERAL


         Financial and other information relating to MAF, including information relating to MAF's current directors and executive officers, is set forth in MAF's 2003 Annual Report on Form 10-K, MAF's Proxy Statement for the 2004 Annual Meeting of Shareholders filed with the SEC on March 25, 2004, and MAF's Quarterly and Current Reports on Forms 10-Q and 8-K filed during 2004, which are incorporated by reference into this document and copies of which may be obtained from MAF as indicated under "Where You Can Find More Information" on page 52.


BUSINESS OF MAF


         MAF, a Delaware corporation, is a registered savings and loan holding company primarily engaged in the retail banking business through its wholly-owned subsidiary, Mid America Bank and, to a lesser extent, in the residential real estate development business through MAF Developments. As of June 30, 2004, MAF had consolidated total assets of $9.4 billion, deposits of $5.7 billion and stockholders' equity of $906 million. MAF's primary assets are its investments in Mid America Bank, as well as in MAF Developments. MAF also maintains a small investment portfolio.



         Mid America Bank offers various financial services to its retail and business banking customers through a network of 67 branches in Illinois and Wisconsin. Since the beginning of 2003, Mid America Bank has added 29 branches through three acquisitions and has opened five de novo branches. The Illinois franchise is comprised of 44 branches in suburban and urban communities in the Chicago metropolitan area including 16 locations in the City of Chicago, a strong presence in western Cook and DuPage Counties, an increasing penetration in the rapidly growing collar counties of Will and Kane, as well as a presence in the north and southwest suburbs of Chicago. In Wisconsin, Mid America Bank serves communities in Milwaukee and Waukesha counties and portions of Ozaukee, Washington and Walworth Counties through 23 retail branches under the name of St. Francis Bank, a division of Mid America Bank, fsb.



         Mid America Bank is principally engaged in the business of attracting deposits from the retail consumer and using such deposits, along with other borrowings, to make loans secured by real estate, primarily one- to four-family residential mortgage loans. To a lesser extent, Mid America Bank has made multi-family mortgage, commercial, residential construction, land acquisition and development as well as consumer loans, primarily home equity loans and lines of credit. In 2001, Mid America Bank formed a commercial business lending unit to target lending and deposit relationships with small to medium-sized businesses in its primary market areas. The 2003 acquisitions of Fidelity Bancorp and St. Francis Capital Corporation, in particular, have significantly changed the asset mix and expanded the lending focus of Mid America Bank. These acquisitions added a large amount of multifamily, commercial real estate, construction, land loans and commercial business loans to the bank's loan portfolio. At June 30, 2004, the composition of Mid America Bank's loan portfolio was 60.9% 1-4 family mortgages, 16.7% consumer loans, 9.5% multifamily loans and 12.9% commercial real estate, construction, land and other business loans.


         Through various wholly-owned subsidiaries, Mid America Bank also provides general insurance services, investment services and securities brokerage primarily to bank customers and limited title search services for certain loan transactions of its loan customers. In addition, Mid America Bank operates an investment subsidiary and a subsidiary engaged in investment in affordable housing projects. Mid America Bank also operates a captive reinsurance company, which shares in a portion of mortgage insurance premiums received by certain mortgage insurance companies on its mortgage loan originations in return for assuming some of the risk of loss.

DESCRIPTION OF MAF CAPITAL STOCK

         MAF is incorporated under the laws of the State of Delaware.


         The authorized stock of MAF is divided into two classes: preferred stock, par value $.01 per share, of which MAF is authorized to issue 5,000,000 shares, and common stock, par value $.01 per share, of which MAF is authorized to issue 80,000,000 shares. As of August 5, 2004, there were 32,618,512 shares of MAF common stock issued and outstanding and no shares of preferred stock designated or outstanding.


         Common Stock. Holders of MAF common stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by MAF's board of directors. The dividend rights of MAF common stock are subject to the rights of MAF preferred stock that may be issued. Each holder of MAF common stock is entitled to one vote for each share held. MAF common stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions. Holders of MAF common stock who beneficially own in excess of 10% of the outstanding shares of MAF common stock, or the limit, are not entitled to vote with respect to the shares held in excess of the limit.

         In the case of any liquidation, dissolution or winding up of the affairs of MAF, holders of MAF common stock will be entitled to receive, pro rata, any assets distributable to common shareholders in respect of the number of shares held by them. The liquidation rights of MAF common stock are subject to the rights of holders of MAF preferred stock that may be issued.

         All outstanding shares of MAF common stock are, and shares to be issued pursuant to the merger agreement will be when issued, fully paid and nonassessable.

         MAF's common stock is listed on Nasdaq and trades under the symbol "MAFB." MAF's transfer agent is Computershare Investor Services, L.L.C.

         Preferred Stock. MAF is authorized to issue shares of preferred stock from time to time in one or more series. Preferred stock may have the designations, powers, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions as may be provided for the issue of the series by resolution adopted by MAF's board of directors. The preferred stock would likely have priority over MAF common stock regarding dividends and distribution of MAF's assets upon any liquidation, dissolution or winding up of MAF. The preferred stock may be redeemable for cash, property or rights of MAF, may be convertible into shares of MAF common stock, and may have voting rights entitling the holder to not more than one vote per share.

                         INFORMATION ABOUT CHESTERFIELD

GENERAL


         Financial and other information relating to Chesterfield, including information relating to Chesterfield's current directors and executive officers, is set forth in Chesterfield's 2003 Annual Report on Form 10-K, Chesterfield's Proxy Statement for the 2003 Annual Meeting of Stockholders filed with the SEC on October 17, 2003, and Chesterfield's Quarterly and Current Reports on Forms 10-Q and 8-K filed during the year ended June 30, 2004, which are incorporated by reference to this document and copies of which may be obtained from Chesterfield as indicated under "Where You Can Find More Information" on page 52.


BUSINESS OF CHESTERFIELD


         Chesterfield Financial Corp., a Delaware corporation, is the holding company for Chesterfield Federal Savings and Loan Association, a federally-chartered stock savings and loan association headquartered in Chicago. Chesterfield's common stock is listed on Nasdaq and trades under the symbol "CFSL." As of June 30, 2004, Chesterfield had consolidated total assets of $362 million, deposits of $280 million and stockholders' equity of $75 million.


         Founded in 1924, Chesterfield Federal is a customer-oriented savings association, which operates from its main office in Chicago, Illinois and three branch offices. Chesterfield Federal also offers property and casualty insurance through its wholly-owned subsidiary, Chesterfield Insurance Services, L.L.C. Chesterfield Federal's deposits are insured by the Savings Association Insurance Fund, as administered by the Federal Deposit Insurance Corporation, up to the maximum amount permitted by law.

         Chesterfield Federal has been, and continues to be, a community-oriented savings institution offering a variety of financial products to meet the needs of the communities it serves. Chesterfield Federal's lending and deposit-gathering area is concentrated in the neighborhoods surrounding its four offices: its main office and one branch office (a drive-up facility) in the City of Chicago; one branch office in Palos Hills, which is located in Cook County; and one branch office in Frankfort, which is located in Will County.

                  SPECIAL MEETING OF CHESTERFIELD STOCKHOLDERS

GENERAL


         This document is being furnished to you in connection with the solicitation by Chesterfield's board of directors of proxies to be voted at the special meeting to be held on September 30, 2004, and at any adjournment of the special meeting. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement. Each copy of this document, which is being mailed to holders of Chesterfield common stock on or about August 23, 2004, is accompanied by a proxy card for use at the special meeting.


DATE, PLACE AND TIME


         The special meeting will be held at Chesterfield's main office located at 10801 S. Western Avenue, Chicago, Illinois 60643, on September 30, 2004 at noon, local time.


RECORD DATE


         The close of business on August 16, 2004 has been fixed by Chesterfield's board of directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each outstanding share of Chesterfield common stock you own on the record date entitles you to one vote on all matters to be acted upon at the special meeting.


REQUIRED VOTE; QUORUM; PRINCIPAL STOCKHOLDERS

         Delaware law requires that the merger agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of Chesterfield common stock. The presence, in person or by proxy, of a majority of the total number of shares of Chesterfield common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. Chesterfield's certificate of incorporation provides that a record holder of more than 10% of its outstanding common stock may not vote shares held in excess of this limit.


         As of the record date, 3,875,521 shares of Chesterfield common stock were issued, outstanding and entitled to vote. Of the shares entitled to vote, 241,529 shares, or approximately 6.23%, are beneficially owned by directors and executive officers of Chesterfield. Pursuant to the terms of the merger agreement, all directors and executive officers of Chesterfield have entered into agreements with MAF, pursuant to which each of them has agreed, among other things, to vote all of his or her shares of Chesterfield common stock in favor of the adoption and approval of the merger agreement and against actions that would interfere with or impede the consummation of the merger. See "Terms of the Merger--Affiliate lock-up agreements."

         Under Chesterfield's ESOP and profit sharing plan, each participant is entitled to direct the trustee with respect to voting of the shares of Chesterfield common stock allocated to such participant's account in the ESOP and profit sharing plan. First Bankers Trust Company, N.A. and Merrill Lynch Trust Company, FSB serve as the corporate trustee for the ESOP and profit sharing plan, respectively. Subject to its duties under ERISA, the ESOP or profit sharing plan trustee, as the case may be, will vote all allocated shares held in the ESOP or profit sharing plan in accordance with the instructions received. Under the ESOP, unallocated and unvoted shares will be voted by the trustee. As of the record date, 78,207 of the 340,986 shares in the ESOP and all of the 149,162 shares in the profit sharing plan had been allocated to participating employees, including 10,614 and 54,133 shares, respectively, allocated to accounts of executive officers under the ESOP and profit sharing plan, respectively.

         Information with respect to the beneficial ownership of Chesterfield common stock by persons or entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Chesterfield common stock by Chesterfield executive officers and directors is included in the proxy statement for Chesterfield's 2003 Annual Meeting of Stockholders, and such information is incorporated herein by reference to Chesterfield's Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting. However, if you hold your shares in "street name," you may need additional information from the record holder to vote, or change your vote, at the special meeting.

         Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted FOR approval of the merger agreement. Failure to return a properly executed proxy card or to vote in person, or to vote "abstain," will have the same effect as a vote AGAINST adoption and approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to adopt and approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. If the special meeting is postponed or adjourned, Chesterfield common stock may be voted by the persons named in the proxy card and on the new special meeting date as well, unless you have revoked your proxy. Chesterfield does not know of any other matters to be presented at the special meeting.

         If Chesterfield common stock is held in street name, or if you are a participant in the ESOP or profit sharing plan, you will receive instructions from your broker, bank or other nominee or the trustee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. You will receive a separate proxy card from the trustee with respect to your ESOP or profit sharing plan shares.

         You may revoke your proxy before it is voted by:

         o filing with the Secretary of Chesterfield a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.


         Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Chesterfield Financial Corp., 10801 S. Western Avenue, Chicago, Illinois 60643,
Attention: Secretary.

APPRAISAL RIGHTS

         Pursuant to Section 262 of the DGCL, you may dissent from the merger and elect to have the fair value of your shares judicially determined and paid in cash, but only if you comply with the provisions of Section 262.

         The following is a brief summary of the statutory procedures that you must follow in order to perfect your appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS INCLUDED AS APPENDIX C TO THIS DOCUMENT.

         To dissent from the merger and demand appraisal, you must satisfy the following conditions:

         o deliver a written demand for appraisal of your shares to Chesterfield before the vote on the adoption of the merger agreement at the special meeting;

         o not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain, will be voted in favor of the merger agreement and constitute a waiver of your right of appraisal); and

         o continuously hold your Chesterfield shares from the date of making the demand through the time the merger is completed.

         If you fail to comply with any of these conditions and the merger becomes effective, you will be entitled to receive only the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

         All written demands for appraisal should be addressed to: Chesterfield Financial Corp., 10801 S. Western Avenue, Chicago, Illinois 60643, Attention:
Michael E. DeHaan. A demand must be received before the vote concerning the merger agreement at the special meeting occurs, and should be executed by, or on behalf of, the holder of record. If Chesterfield shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If Chesterfield shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds Chesterfield shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Chesterfield shares in the name of that record owner.

         Within 10 days after the merger, MAF must give written notice that the merger has become effective to each holder of Chesterfield shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from MAF the appraisal of his or her Chesterfield shares. Within 120 days after the completion of the merger, either MAF, or any Chesterfield stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Chesterfield shares held by all stockholders entitled to appraisal of their shares. MAF does not presently intend to file such a petition. Because MAF has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

         If a petition for appraisal is duly filed by a stockholder and a copy is delivered to MAF, MAF will then be obligated within 20 days of receipt of the copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

         The Court of Chancery will then appraise the Chesterfield shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by MAF of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

         Stockholders of Chesterfield who are considering seeking an appraisal should bear in mind that the fair value of their Chesterfield shares as determined under Section 262 could be more than, the same as or less than the merger consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

         Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances.

         Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

SOLICITATION OF PROXIES


         Chesterfield will pay the costs associated with the solicitation of proxies at the special meeting. In addition to solicitation by mail, directors, officers, and employees of Chesterfield, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Chesterfield, personally or by telephone, telegram or other forms of communication. Chesterfield intends to retain Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $6,500 plus reimbursement for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.


         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT RETURN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                            DESCRIPTION OF THE MERGER

         The following information describes certain aspects of the merger. The merger agreement, which you should read carefully, is attached as Appendix A to this document.

GENERAL

         When the merger is consummated, Classic Acquisition Corp., a subsidiary which is 100% owned by MAF, will merge with and into Chesterfield. Chesterfield will be the surviving entity and will be 100% owned by MAF. Immediately after the merger is consummated, Chesterfield will be dissolved and Chesterfield Federal will be merged with and into Mid America Bank. The resulting structure will have MAF owning 100% of the common stock of Mid America Bank. At the effective time of the merger, each share of Chesterfield common stock automatically will be converted into the right to receive a combination of cash and shares of MAF common stock, valued at $31.50 per share of Chesterfield common stock. Cash also will be paid, without interest, instead of issuing any fractional share interests in MAF common stock.

BACKGROUND OF AND CHESTERFIELD'S REASONS FOR THE MERGER

         In order to enable the board of directors to exercise its fiduciary responsibilities on an informed basis, Chesterfield engaged KBW in January 2004 to review alternatives available to Chesterfield to deliver value to stockholders through a merger transaction or sale of the company. KBW met with the board of directors on March 23, 2004 and reviewed the merger and acquisition market in general and a process for exploring potential third party interest in acquiring Chesterfield. At the meeting, the board authorized KBW to contact a list of financial institutions and their holding companies that KBW had identified as parties that could have potential interest in an acquisition of Chesterfield in order to solicit their interest. Following this board meeting, KBW invited 19 companies to execute a confidentiality agreement that would allow them to receive and review a confidential information memorandum about Chesterfield. Twelve companies executed a confidentiality agreement and were provided the materials.

         On April 20, 2004, KBW reported to the board that three of these companies, including MAF, had submitted non-binding indications of interest in acquiring Chesterfield. MAF proposed a merger transaction with consideration consisting of 55% stock and 45% cash. The second indication of interest was for $29.50 per share, all cash. The third indication of interest proposed consideration valued at approximately $30.69 per share, to be paid partly through a cash dividend from Chesterfield prior to closing, with the balance consisting of stock of the acquiror and cash. KBW reviewed the terms of the indications of interest with the board, and counsel reviewed the indications of interest as well as the fiduciary duties of the board in general and in particular in connection with the three proposed merger transactions. Based on this review, the board determined to invite all three companies to conduct limited due diligence and directed KBW to pursue further discussions with each of the bidders in an effort to confirm or improve the preliminary indications of interest.

         On May 7, 2004, MAF submitted a revised indication of interest raising its offer to an indicated price of $31.50 per share and changing the proposed consideration mix to a minimum of 65% cash and the remainder in MAF common stock. One of the other bidders performed limited due diligence, but neither of the other companies submitted revised bids, electing instead not to proceed further with the process.

         During the last three weeks of May, MAF management and their advisors conducted a due diligence review of the financial condition and operations of Chesterfield, and Chesterfield management and their advisors conducted a due diligence review of MAF. Also during this time, counsel to MAF distributed a draft of the proposed merger agreement, which was reviewed and negotiated among the parties.


         The Chesterfield board of directors held a special meeting on June 3, 2004, to review the proposed merger transaction and the negotiated merger agreement. Chesterfield's counsel and financial advisors were present at the meeting to discuss the terms of the merger agreement, the financial terms of the transaction, the results of due diligence, and the fairness opinion and valuation analyses. At this meeting, KBW rendered its oral fairness opinion to the Board, and the board of directors unanimously adopted and approved the merger, the merger agreement and the transactions involved. Thereafter, MAF and Chesterfield executed the merger agreement and publicly announced the transaction on June 5, 2004.


FACTORS CONSIDERED BY CHESTERFIELD'S BOARD OF DIRECTORS

         In determining whether to approve the merger and the agreement, the board of directors considered a number of factors, including the following principal factors:


         o the recent performance trends of Chesterfield and their impact on stockholder value, and other factors affecting stockholder value of Chesterfield as a stand-alone organization;

         o the merger consideration to be received by the stockholders of Chesterfield in the merger, including the significant portion to be paid in cash and the fixed price structure of the transaction, and the board of directors' view of the likelihood that the merger would deliver value to the stockholders of Chesterfield exceeding the value that could be expected in connection with continued independence;

         o the opinion of KBW, as to the fairness of the merger, from a financial point of view, to Chesterfield's stockholders, and the analyses, methodologies and conclusions underlying such determination (see "--Fairness opinion of Chesterfield's financial advisor");

         o the historical and recent earnings performance of Chesterfield;

         o Chesterfield's future prospects and various risks and uncertainties in the financial services business in which Chesterfield engages;

         o conditions in the banking industry, including increased competition and consolidation;

         o the current and prospective economic, competitive and regulatory environment facing Chesterfield in particular and financial institutions in general;

         o the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Chesterfield's customers, employees, service providers and suppliers;

         o the nature and compatibility of the management and business philosophies of Chesterfield and MAF;

         o the terms and conditions set forth in the merger agreement, including, but not limited to, the provisions in the merger agreement permitting the board of directors to exercise its fiduciary responsibilities to consider and respond to unsolicited bona fide third-party offers to acquire Chesterfield, subject to certain limitations (see "Terms of the merger--Termination");

         o the results of Chesterfield's due diligence review of MAF, which indicated that the company was financially sound and had the capital resources necessary to complete the transaction;

         o the historical and recent earnings and stock price performance of MAF; and

         o MAF's history and performance in acquiring and integrating banking organizations.


         The description of the information and factors considered by the board of directors of Chesterfield above is not meant to be exhaustive but is believed to include all material factors considered by the board of directors of Chesterfield. The board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement is advisable, and in the best interest of the stockholders of Chesterfield. Rather, the board of directors made its determination based on the totality of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. In considering the recommendation of the board of directors of Chesterfield with respect to the merger, stockholders of Chesterfield should be aware that the interests of certain directors and executive officers with respect to the merger are or may be different from or in addition to the interest of the stockholders of Chesterfield generally. The board of directors was aware of these interests and took them into account in making its recommendation. (See "Terms of the merger--Interests of certain persons in the merger.")

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE STOCKHOLDERS OF CHESTERFIELD FINANCIAL CORP.

MAF'S REASONS FOR THE MERGER


         MAF's board of directors believes that the merger is in the best interests of MAF and its shareholders. The board determined that the merger offered a unique opportunity to acquire a sizable low-cost deposit base in three attractive Chicago area markets where it does not currently have a presence. While Chesterfield has a proven record of operating a successful banking organization, MAF believes there is potential to generate greater business volumes in Chesterfield's markets by offering its retail products and services to residents of the communities surrounding Chesterfield's branch offices. In deciding to approve the merger agreement, MAF's board of directors considered a number of factors, including:


         o        a review of

                  - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Chesterfield on historical, prospective, and pro forma bases and in comparison to other financial institutions in the Chicago area,

                  - the demographic, economic and financial characteristics of the markets in which Chesterfield operates, including existing competition and potential demand for financial services, and

                  - the results of MAF's due diligence review of Chesterfield;

         o the likelihood of regulators approving the merger without undue conditions or delay;

         o the compatibility and the community bank orientation of both MAF and Chesterfield;

         o the opinion of Stifel, Nicolaus & Company, Incorporated that the merger consideration was fair from a financial point of view; and

         o a variety of factors affecting and relating to the overall strategic focus of MAF.

         While MAF's board of directors considered these and other factors, MAF's board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. MAF's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate.

         The terms of the merger were the result of arm's-length negotiations between representatives of MAF and representatives of Chesterfield. Based upon its consideration of the factors discussed above, the board of directors of MAF approved the merger agreement and the merger as being advisable and in the best interests of MAF and its shareholders.

FAIRNESS OPINION OF CHESTERFIELD'S FINANCIAL ADVISOR

         ENGAGEMENT OF KBW. In January 2004, Chesterfield's board of directors retained KBW as its financial advisor. KBW was selected to act as Chesterfield's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to financial services companies and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         As Chesterfield's financial advisor, KBW assisted Chesterfield in finding and evaluating potential acquirors, in analyzing MAF's proposal and negotiating certain terms of the merger included in the Agreement. In connection with KBW's engagement, Chesterfield asked KBW to evaluate the fairness of the merger consideration to Chesterfield's stockholders from a financial point of view. KBW rendered an oral fairness opinion to Chesterfield's board that, as of June 3, 2004, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Chesterfield's stockholders from a financial point of view. For purposes of the oral opinion the consideration to be paid by MAF for each outstanding Chesterfield common share is the right to receive $20.48 of cash and a number of shares of MAF common stock determined by dividing $11.02, by the MAF ten day average price, the combined fixed value of which equals $31.50 per share of Chesterfield common stock.

         With KBW's consent, the full text of the June 3, 2004 opinion of KBW, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Appendix B. Stockholders are urged to read the opinion in its entirety. KBW's opinion is directed to Chesterfield's board of directors and relates only to the fairness of the consideration provided in the merger agreement from a financial point of view and does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how such a stockholder should vote with respect to the merger or any other matter. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. This summary does not purport to be a complete description of the analyses performed by KBW and should not be construed independent of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

         In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Chesterfield and MAF:

         o        A draft of the agreement and plan of merger;

         o Annual Reports to stockholders and Annual Reports on Form 10-K of Chesterfield for the three years ended June 30, 2003;

         o Annual Reports to stockholders and Annual Reports on Form 10-K of MAF for the three years ended December 31, 2003;

         o        Recent Quarterly Reports on Form 10-Q of Chesterfield;

         o        Recent Quarterly Reports on Form 10-Q of MAF;

         o        Recent monthly internal reports of Chesterfield and MAF;

         o Other financial information concerning the businesses and operations of Chesterfield and MAF furnished to KBW by Chesterfield and MAF for the purpose of KBW's analysis;

         o Certain publicly available information concerning the trading of, and the trading market for, the common stock of Chesterfield and MAF;

         o Certain publicly available information with respect to publicly traded companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry; and

         o Other related information of Chesterfield and MAF furnished to KBW by Chesterfield and MAF for the purpose of KBW's analysis.

         KBW also held discussions with the respective senior management, principals and advisors to Chesterfield and MAF concerning their past and current operations, financial condition, prospects and regulatory relationships. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and other financial services companies generally. KBW's opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated on the date thereof. In addition, the opinion was based upon information made available to KBW through the date thereof. The analyses performed by KBW are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses, and do not purport to be appraisals or to reflect prices at which a business may actually be sold.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the judgment of management of Chesterfield and MAF as to the reasonableness and achievability of their respective financial and operating forecasts (and the assumptions and bases therefor) provided to KBW, and assumed that such forecasts reflected the best available estimates and judgments of such management of Chesterfield and MAF and that such forecasts would be realized in the amounts and in the time periods estimated by management of Chesterfield and MAF. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Chesterfield and MAF are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Chesterfield and MAF, nor did KBW examine any individual loan credit files.

         For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

         o the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

         o the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

         o each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

         o all conditions to the completion of the merger will be satisfied without any waivers; and

         o in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of Chesterfield, MAF or the combined entity, as the case may be, or the contemplated benefits of the merger.

         The following summary contains the material financial analyses employed by KBW in connection with providing its opinion, including a summary of marketing efforts, transaction overview, select peer group analysis, pro forma financial impact analysis, analysis of recent comparable acquisitions and discounted cash flow and terminal value analysis relating to the consideration structure. For purposes of such analyses, the financial information used by KBW for Chesterfield and MAF and their comparable companies was as of, and for the quarter and twelve months, ended March 31, 2004 and market price information was as of June 1, 2004, unless otherwise noted. This summary does not purport to be a complete description of all analyses employed by KBW.

         SUMMARY OF MARKETING EFFORTS. In rendering its opinion, KBW considered the results from contacting several interested financial institutions about a potential merger transaction or acquisition of Chesterfield. The steps followed by KBW to solicit potential interest in a merger transaction or acquisition of Chesterfield are described above in "Background of and Chesterfield's reasons for the merger." MAF's proposed purchase price of $31.50 per share was the highest value per share indicated by any potential acquiror.

         Though no assurance can be given that all potential strategic partners were identified and contacted during this process, KBW believes the marketing efforts support the merger consideration being fair from a financial point of view, as of the date of its fairness opinion.

         TRANSACTION OVERVIEW. In providing the Chesterfield board of directors an overview of the merger, KBW noted that each Chesterfield stockholder would be receiving $31.50 per share or an implied total consideration of $128.5 million (based on Chesterfield's outstanding shares of common stock of 3,875,521, and an additional 202,949 shares representing 418,254 options based on the treasury method).

         KBW calculated the following transaction multiples for the merger:

TRANSACTION MULTIPLES (FINANCIAL DATA AS OF 3/31/04)
Deal Price/Chesterfield Last 12 Months' Earnings Per Share ($0.60).....   52.5x
Deal Price/Chesterfield 2004 Estimated Earnings Per Share ($0.54)......   58.7x
Deal Price/Chesterfield 2005 Estimated Earnings Per Share ($0.58)......   53.9x
Deal Price/Chesterfield Book Value per Share ($19.30)..................    163%
Price/Chesterfield Tangible Book Value per Share ($19.17)..............    164%
Deal Price/Chesterfield Deposits.......................................   46.0%
Deal Price/Chesterfield Assets.........................................   35.6%
Tangible Premium/Chesterfield Deposits.................................   19.4%
Premium/Chesterfield Stock Price (One Month Prior).....................   14.4%

         SELECT PEER GROUP ANALYSIS. KBW compared the financial and market performances of Chesterfield to a selected peer group and of MAF to a selected peer group. KBW reviewed the financial performance of Chesterfield and MAF and their respective peer groups based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months operating earnings, price to estimated 2004 earnings, price to book values, price to tangible book values and dividend yield. KBW used these measurements to determine relative value of companies within the financial services industry.

         The set of comparable companies KBW selected as peers of MAF was comprised of nine national thrifts with total assets between $5 billion and $25 billion. These companies are listed as follows, along with the state in which each is headquartered:

Astoria Financial Corporation (NY)       Independence Community Bank Corp. (NY)
IndyMac Bancorp Inc. (CA)                BankUnited Financial Corporation (FL)
Downey Financial Corp. (CA)              Sterling Financial Corporation (WA)
Commercial Federal Corporation (NE)      FirstFed Financial Corp. (CA)
Flagstar Bancorp, Inc. (MI)

         The set of comparable companies KBW selected as peers of Chesterfield was comprised of 19 Midwestern thrifts with total assets between $200 million and $600 million headquartered in Illinois or Indiana. These companies are listed as follows, along with the state in which each is headquartered:

Lincoln Bancorp (IN)                     Park Bancorp, Inc. (IL)
NorthWest Indiana Bancorp (IN)           Union Community Bancorp (IN)
Peoples Bancorp (IN)                     River Valley Bancorp (IN)
Ameriana Bancorp (IN)                    FFW Corporation (IN)
MFB Corp. (IN)                           First BancTrust Corporation (IL)
First Capital, Inc. (IN)                 HFS Bank, FSB (IN)(1)
Citizens First Financial Corp. (IL)      Northeast Indiana Bancorp, Inc. (IN)
First Federal Bancshares, Inc. (IL)      First Bancorp of Indiana, Inc. (IN)
LSB Financial Corp. (IN)                 Blue River Bancshares, Inc. (IN)
Hemlock Federal Financial Corp. (IL)

------------------
(1) Data as of 12/31/03.

         The following table compares various financial condition measures of MAF, Chesterfield and its respective peer groups at and for the three months ended March 31, 2004:


                                                    MAF PEER                      CHESTERFIELD
                                                     GROUP                         PEER GROUP
                                                     MEDIAN           MAF            MEDIAN        CHESTERFIELD
                                                   ----------       -------        ---------       ------------
Operating Return on Average Assets(1)...........      0.92%           1.01%           0.73%           0.61%
Operating Return on Average Equity(1)...........     13.48            9.89            6.50            3.03
Net Interest Margin.............................      2.65            3.10            3.20            2.85
Efficiency Ratio................................     53.35           57.01           64.68           71.08
Tangible Equity/Tangible Assets.................      5.90            7.26            9.69           20.61
Equity/Assets...................................      6.84           10.08           10.14           20.72
Leverage Ratio..................................      7.19            7.11(2)         9.17           17.70
Tier 1 Ratio....................................     12.90           11.10           14.49           48.64
Total Capital Ratio.............................     13.36           11.43           15.54           49.61
NPAs/Assets.....................................      0.40            0.35            0.76            0.10
Loan Loss Reserves/Total Loans..................      0.65            0.53            0.92            0.89
Net Charge Offs/Average Loans...................      0.06            0.03            0.14            0.00

------------------
(1) Reflects KBW's calculation of net income before extraordinary items less the after-tax portion of gain on sale of investment securities and non-recurring items. Assumes a 35% tax rate. Quarterly net income annualized.
(2)      Data as of 12/31/03.

         KBW also compared the market performance ratios of MAF and Chesterfield and their respective peer groups on June 1, 2004. The results are summarized in the following table:




                                                    MAF PEER                      CHESTERFIELD
                                                     GROUP                         PEER GROUP
                                                     MEDIAN           MAF            MEDIAN        CHESTERFIELD
                                                   ----------       -------        ---------       ------------
MARKET PRICE RATIOS (AS OF 6/1/04)
Price/Last 12 Months Operating Earnings Per Share..   15.0x           14.3x           17.5x            47.5x
Price/Estimated 2004 Earnings Per Share............   12.5x           12.8x            NA              53.8x
Price/Book Value Per Share.........................    170%            158%            120%             148%
Price/Tangible Book Value Per Share................    192%            227%            125%             149%
Dividend Payout Ratio..............................  30.56%          28.77%          47.22%           53.33%
Dividend Yield.....................................   1.80%           1.91%           2.54%            1.12%


         PRO FORMA FINANCIAL IMPACT ANALYSIS. KBW performed a pro forma financial analysis to evaluate the impact of the merger on the projected results of the two companies combined. Assumptions regarding the core deposit intangible amortization, fair market value adjustments and cost savings were used to calculate the pro forma financial impact that the merger would have on certain projected financial results of MAF, adjusted to give effect to the merger. KBW made the following assumptions:

         o Merger consideration of 35% common stock / 65% cash, with a fixed transaction value of $31.50 per share;


         o 2004 Chesterfield GAAP earnings per share of $0.54 (calendar year end) based on estimates provided by Chesterfield management as of May 28, 2004, and an assumed 9.0% growth rate in Chesterfield GAAP earnings per share for calendar year 2005; and

         o 2004 and 2005 MAF GAAP earnings per share of $3.45 and $3.84 based on First Call median consensus of analyst estimates as of May 31, 2004.


         KBW also used certain assumptions in its pro forma financial impact analysis, based on information and estimates provided by MAF's management with respect to, among other things: (1) MAF's anticipated cost of funds to finance the cash portion of the merger consideration, including assumed borrowings of $25 million; (2) MAF's estimation of potential cost savings related to Chesterfield's projected non-interest expense; (3) MAF's estimate of potential revenue enhancements related to Chesterfield's operations and excess liquidity; and (4) MAF's estimate of core deposit intangibles related to Chesterfield's deposits to be amortized over ten years using accelerated amortization.

         Based on the assumptions used, KBW calculated projected accretion/(dilution) to MAF on a pro forma basis as follows:

                     ACCRETION/(DILUTION)                             MAF
------------------------------------------------------------        -------
2005 GAAP Earnings per Share................................          0.10 %
2005 Projected Pro Forma Cash Earnings per Share............          0.29 %
2005 Projected Pro Forma Book Value per Share...............          1.23 %
2005 Projected Pro Forma Tangible Book Value per Share......         (3.30)%

         ANALYSIS OF RECENT COMPARABLE ACQUISITIONS. KBW analyzed two groups of recent bank and thrift merger transactions that it selected as comparable transaction--a group of Midwest thrift transactions and a group of Chicago area bank and thrift transactions. The analysis compared the announced acquisition price of these transactions relative to the last twelve months earnings, estimated earnings, stated book value, stated tangible book value, assets, deposits and core deposits. The information analyzed was compiled by KBW from internal sources as well as from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

         The group of Midwest thrift transactions included eight thrift acquisitions, announced between January 1, 2001 and June 1, 2004, in which the thrift acquiree was located in the Midwest and the aggregate transaction value was greater than $50 million.

                           MIDWEST THRIFT TRANSACTIONS
                           ---------------------------

             ACQUIROR                           THRIFT ACQUIREE
-----------------------------------     --------------------------------------
MidCountry Financial Corp. (GA)*        FSF Financial Corp. (MN)
Associated Banc-Corp. (WI)              First Federal Capital Corp (WI)
WesBanco, Inc. (WV)                     Western Ohio Financial Corporation (OH)
MB Financial, Inc. (IL)                 First SecurityFed Financial, Inc. (IL)
MAF Bancorp, Inc. (IL)*                 St. Francis Capital Corporation (WI)
MAF Bancorp, Inc. (IL)*                 Fidelity Bancorp Inc. (IL)
Sky Financial Group Inc. (OH)           Metropolitan Financial Corp. (OH)
Charter One Financial, Inc. (OH)        Alliance Bancorp (IL)

------------------
*       Indicates thrift institution.

         The group of Chicago area transactions included ten bank and thrift acquisitions in which the target was located in the Chicago area and the aggregate transaction value was between $50 million and $700 million announced between January 1, 2001 and June 1, 2004.

                   CHICAGO AREA BANK AND THRIFT TRANSACTIONS
                   -----------------------------------------


             ACQUIROR                            ACQUIREE
---------------------------------- --------------------------------------
BMO Financial Group (Canada)       New Lenox Holding Company (New Lenox)
MB Financial, Inc. (IL)            First SecurityFed Financial, Inc. (Chicago)*
First Midwest Bancorp, Inc. (IL)   CoVest Bancshares, Inc. (Des Plaines)
Bridgeview Bancorp, Inc. (IL)      Upbancorp, Inc. (Chicago)
Charter One Financial, Inc. (OH)   Advance Bancorp Inc. (Homewood)
MAF Bancorp, Inc. (IL)*            Fidelity Bancorp Inc. (Chicago)*
MB Financial Inc. (IL)             South Holland Bancorp Inc. (South Holland)
MAF Bancorp, Inc. (IL)*            Mid Town Bancorp, Inc. (Chicago)
BMO Financial Group (Canada)       First National Bancorp, Incorporated (Joliet)
Charter One Financial, Inc. (OH)   Alliance Bancorp (Hinsdale)*

------------------
*       Indicates thrift institution.

         The following table compares information derived by KBW with respect to the selected transactions as of their announcement dates with the transaction multiples KBW calculated for the MAF/Chesterfield transaction. For purposes of this analysis, transaction multiples from the MAF/Chesterfield merger were derived from the $31.50 per Chesterfield share transaction price and from other financial data determined as of March 31, 2004.

                                                                                        MIDWEST         CHICAGO
                                                                         MAF /          THRIFT           AREA
                                                                      CHESTERFIELD      MEDIAN           MEDIAN
                                                                      ------------     --------         --------

Deal Price/Target Last 12 Months Earnings Per Share..............         52.5x          15.8x           15.3x
Deal Price/Target Estimated Earnings Per Share (Current Fiscal
   Year).........................................................         58.7x          14.5x           14.4x
Deal Price/Target Book Value Per Share...........................          163%           151%            171%
Deal Price/Target Tangible Book Value Per Share..................          164%           154%            172%
Deal Price/Target Assets.........................................        35.60%         15.44%          16.95%
Deal Price/Target Deposits.......................................        45.97%         22.71%          22.12%
Tangible Premium/Target Core Deposits(1).........................        19.38%         13.24%          13.09%
Premium/Target Stock Price (30 Days Prior to Announcement).......        14.42%         14.53%          13.01%

------------------
(1)      Assumes all of Chesterfield's deposits are core deposits.

         KBW considered the information derived from these comparable groups to be statistically significant for purposes of comparison since the selection criteria produced 18 transactions. While KBW considered the above metrics for each transaction in the comparable groups, KBW viewed the median of the comparable metrics to be the most relevant for purposes of evaluating the fairness, from a financial point of view, of the merger.

         No company or transaction used as a comparison in the above analysis is identical to Chesterfield or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.

         DISCOUNTED CASH FLOW AND TERMINAL VALUE ANALYSIS. KBW estimated the present value of Chesterfield's common stock based on continued independence and control sale scenarios by calculating the present value of Chesterfield's projected cash flows. KBW's analysis assumes that excess capital above a 7.0% tangible equity/tangible assets ratio represents free cash flow available for dividends to common stockholders. For purposes of this analysis, KBW applied discount rates ranging from 9% to

15%. KBW relied on earnings and financial projections provided by Chesterfield's management and assumed terminal values of 11 to 19 times projected forward earnings for the continued independence scenario and 20 to 28 times forward earnings for the control sale scenario. The analysis, based on these assumptions, resulted in values ranging from $14.71 to $20.85 per Chesterfield share for the continued independence sale scenario and $18.33 to $25.58 per Chesterfield share for the control sale scenario.

         While KBW believes that the discounted cash flow present value analysis is a widely used valuation methodology, they noted that it relies on numerous assumptions including asset and earnings growth rates, terminal values and discount rates. This KBW analysis does not reflect MAF's estimates of potential cost savings and other synergies related to the transaction. The use of different growth rate assumptions, different discount rates and/or changes in terminal value assumptions using this methodology could result in significantly different indicated values. The analysis did not purport to be indicative of the actual values or expected values of Chesterfield's common stock.


         FEES PAYABLE TO KBW. In January 2004, Chesterfield executed an engagement letter with KBW relating to the services to be provided by KBW. KBW received a cash fee of $50,000 at the time the letter was executed. Under that engagement letter, KBW will receive a fee (the "Contingent Fee") of 0.90% of the aggregate merger consideration to be paid to Chesterfield stockholders, or approximately $1.156 million. In addition, Chesterfield agreed to pay KBW a fee of $50,000 concurrently with the first to be executed of an agreement in principle or a definitive agreement contemplating the consummation of a transaction, and a cash fee of $50,000 promptly after the mailing of any proxy statement or registration statement relating to the transaction. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Chesterfield also has agreed to reimburse KBW for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify KBW and KBW's affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.


         In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, MAF or Chesterfield. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of MAF or Chesterfield for KBW's own account and for the accounts of its customers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to Chesterfield stockholders who hold their shares as capital assets. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger or tax consequences relating to shares held in, or to be distributed from, the ESOP or profit sharing plan. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Chesterfield stockholders in light of their particular circumstances, such as stockholders who:

         o        are dealers in securities;

         o are insurance companies, regulated investment companies or tax-exempt organizations;

         o        are subject to alternative minimum tax;

         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

         o        are foreign persons.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

         The merger will be treated as a taxable sale of Chesterfield common stock to MAF by Chesterfield stockholders. As a result, you generally will recognize capital gain or loss in an amount equal to the difference between (1) the fair market value, on the date of completion of the merger, of the total amount of shares of MAF common stock and cash received in the merger (including cash received for fractional shares), and (2) your adjusted tax basis in the shares of Chesterfield common stock exchanged. Net capital gain recognized by individual and other non-corporate taxpayers from the sale of securities held more than twelve months will generally be treated as a long-term capital gain which is taxed at a maximum federal income tax rate of 15%. Limitations apply to the deductibility of capital losses. The shares of MAF common stock received in the merger will have a basis equal to the fair market value of MAF common stock on the date of completion of the merger and a new holding period will begin on the date of completion of the merger.

         Withholding. Cash payments may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice to be sent to you by MAF's exchange agent, or you otherwise prove to MAF and its exchange agent that you are exempt from backup withholding.

         Backup withholding is not an additional tax, but an advance payment. Any amount withheld from the payment of the merger consideration may be credited against the United States federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining this exemption.

ACCOUNTING TREATMENT

         MAF will account for the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The excess cost of the acquisition over the fair value of net assets acquired will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

REGULATORY APPROVALS

         The merger of MAF and Chesterfield and the bank merger between Mid America Bank and Chesterfield Federal are both subject to prior approval of the OTS. MAF's application for OTS approval will be evaluated based on, among other things, the financial and managerial resources and the future prospects of MAF and Mid America Bank, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. Also, the Director of the OTS will not approve any proposed acquisition (1) that would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or an attempt to monopolize the savings and loan business in any part of the United States, or (2) the effect of which, in any section of the country, may be substantially to lessen competition, or tend to create a monopoly, or (3) that in any other manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities to be served. The OTS may deny an application if it finds that the financial and managerial resources and future prospects of the parties to the transaction would cause the proposed acquisition to be detrimental to the parties or the insurance risk of the FDIC's deposit insurance funds. The OTS also must review the records of the bank subsidiaries of MAF and Chesterfield under the Community Reinvestment Act of 1977, as amended, commonly known as the CRA. The CRA requires that the OTS analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         After OTS approval, the merger may not be consummated until expiration of a waiting period, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. This waiting period may be up to 30 days, but has generally been reduced to 15 days by the OTS and the Department of Justice.

         The OTS must act on the application within the 60-day period after the date a complete application is submitted to the OTS. The OTS can extend the review period for an additional 30 calendar days if the OTS determines that additional time is required to analyze the proposed transaction.


         MAF filed its application with the Southeast Regional Director of the OTS under delegated authority on July 2, 2004. The OTS, by letter dated August 2, 2004, requested that certain additional information be filed as part of the application. MAF responded to the OTS' request during the week of August 16, 2004. There can be no assurance that the OTS will approve the merger and we do not know when MAF will obtain a decision on the application. Subject to receipt of all required regulatory approvals, MAF currently anticipates closing the transaction by the middle of the fourth quarter of 2004.


         Mid America Bank's acquisition of Chesterfield Federal also requires prior notification to the FDIC, because Mid America Bank will be acquiring Chesterfield Federal's non-banking subsidiary. Mid America Bank filed its notification with the Regional Director of the FDIC on July 2, 2004. MAF does not expect the FDIC to object to Mid America Bank's acquisition of the non-banking subsidiary of Chesterfield Federal.

         The merger and the bank merger cannot proceed without obtaining all requisite regulatory approvals. See "Terms of the Merger--Conditions to the merger," "Terms of the Merger--Termination," and "Terms of the Merger--Amendment, waiver." MAF and Chesterfield have agreed to take all reasonable actions necessary to obtain satisfactory approvals of the applicable regulatory authorities.

         MAF and Chesterfield are not aware of any other governmental approvals or actions that are required for consummation of the merger except as described above. If any other approval or action is required, both parties contemplate seeking approval or action. There can be no assurance that any approval or action, if needed, could be obtained and, if the approvals or actions are obtained, there can be no assurance as to the timing of any approvals of actions.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called "appraisal rights") may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are available to Chesterfield stockholders in connection with the merger since Chesterfield's stockholders are entitled to receive both cash and MAF common stock upon consummation of the merger. For a description of dissenters' rights, see "Special Meeting of Chesterfield Stockholders--Appraisal rights."

RESTRICTIONS ON RESALE OF MAF COMMON STOCK BY CHESTERFIELD AFFILIATES

         This document does not cover any resales of the shares of MAF common stock to be issued in the merger, and no person is authorized to use this document in connection with any such resale.

         All shares of MAF common stock issued to stockholders of Chesterfield in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of Chesterfield under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Chesterfield for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of Chesterfield common stock.

         Generally, pursuant to Rule 145 under the Securities Act, during the one-year period following completion of the merger, affiliates of Chesterfield may not resell publicly the MAF common stock received by them in connection with the merger except in compliance with certain limitations as to the amount of MAF common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of Chesterfield who have not become affiliates of MAF may resell their shares without restriction. The ability of affiliates to resell shares of MAF common stock received in the merger under Rule 145 as summarized in this section generally will be subject to MAF having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell MAF common stock received in the merger pursuant to an effective registration statement under the Securities Act covering the shares or an available exemption from registration requirements under the Securities Act.

         Chesterfield caused each person deemed by Chesterfield to be an affiliate (for purposes of Rule 145) to execute and deliver a written agreement with MAF that is intended to ensure the affiliate's compliance with the Securities Act.


                               TERMS OF THE MERGER

         The following description of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated herein by reference. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

MERGER CONSIDERATION

         Each share of Chesterfield common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive a combination of cash and shares of MAF common stock, the combined value of which will equal $31.50, determined as follows: (1) $20.48 in cash; and (2) the number of shares of MAF common stock determined by dividing $11.02 by the average of the last reported sales price of MAF common stock on Nasdaq for the 10 trading days prior to the closing date. Cash will be paid, without interest, instead of fractional shares of MAF common stock, based on the value of MAF's common stock determined in the manner described above.

         The following table illustrates the amount of stock and cash that Chesterfield stockholders will receive in the merger based on a range of MAF stock prices.

                                        PER CHESTERFIELD SHARE
                      ------------------------------------------------------
                           STOCK CONSIDERATION
     MAF BANCORP      -----------------------------
    AVERAGE STOCK       SHARES OF        VALUE OF        CASH          TOTAL
        PRICE         MAF STOCK(1)    MAF STOCK(2)   CONSIDERATION     VALUE
    -------------     ------------    ------------   -------------    -------
       $38.00            .2900          $11.02          $20.48        $31.50
        38.50            .2862           11.02           20.48         31.50
        39.00            .2826           11.02           20.48         31.50
        39.50            .2790           11.02           20.48         31.50
        40.00            .2755           11.02           20.48         31.50
        40.50            .2721           11.02           20.48         31.50
        41.00            .2688           11.02           20.48         31.50
        41.50            .2655           11.02           20.48         31.50
        42.00            .2624           11.02           20.48         31.50
        42.50            .2593           11.02           20.48         31.50
        43.00            .2563           11.02           20.48         31.50
------------------
(1) The numbers in this column represent the number of shares of MAF common stock that you will be entitled to receive for each share of Chesterfield common stock that you own. Cash will be paid in lieu of fractional shares otherwise issuable to each holder.
(2) Assumes the closing price of MAF common stock on the date of the merger is the same as the average price during the pricing period. You will not be entitled to receive additional cash or shares in the merger if the price of MAF common stock on the closing date of the merger is less than the average price during the pricing period.


         Each share of MAF common stock outstanding immediately prior to the effective time will remain outstanding and unchanged as a result of the merger.

         Stock Options. Chesterfield stock options that are outstanding and unexercised immediately before the effective time of the merger will be converted into the right to receive cash (less applicable tax withholding) equal to the (1) number of shares of Chesterfield common stock subject to the Chesterfield stock option multiplied by (2) the amount by which $31.50 exceeds the exercise price per share of Chesterfield common stock under each option. Option holders will not receive the cash payment until they deliver a completed option cancellation agreement to MAF.

TIME OF COMPLETION

         The merger agreement contemplates that the merger will be completed within five business days after the day the last of the conditions to closing set forth in the merger agreement has been fulfilled or waived or at another time that both parties mutually agree upon. The completion of the merger sometimes is referred to in this document as the "closing date." The time the merger becomes effective is sometimes referred to in this document as the "effective time."

EXCHANGE OF CERTIFICATES

         MAF will be engaging Computershare Investor Services to act as its exchange agent to handle the exchange of Chesterfield common stock for the MAF common stock and the payment of cash for any fractional share interests. Within three business days of the effective time, the exchange agent will send to you a letter of transmittal for use in the exchange with instructions explaining how you should surrender your Chesterfield common stock certificates to the exchange agent. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal, you will receive the merger consideration. If you do not exchange your Chesterfield common stock, you will not be entitled to receive any dividends or other distributions by MAF until your certificates are surrendered. After surrender of the certificates representing Chesterfield shares, any unpaid dividends or distributions with respect to the MAF common stock represented by the certificates will be paid. If you hold your shares of Chesterfield common stock in "street name" through a broker, your broker is responsible for ensuring that your Chesterfield common stock certificates are properly surrendered and that the appropriate amount of shares of MAF common stock and cash are credited to your account.

CONDITIONS TO THE MERGER

         Consummation of the merger is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         Conditions to obligations of MAF. The obligations of MAF to effect the merger are subject to the fulfillment at the effective time of, among others, the following conditions (unless waived by MAF):

         o the representations and warranties of Chesterfield contained in the merger agreement were true and correct in all material respects on the date of the merger agreement and are true and correct in all material respects at and as of the effective time (as qualified in the merger agreement);

         o Chesterfield has performed in all material respects all obligations and complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Chesterfield at or before the effective time;

         o except as contemplated by the merger agreement, there has been no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, that would prohibit or impede the consummation of the transactions contemplated by the merger agreement;

         o all consents, waivers, notices, amendments and authorizations required to be obtained by Chesterfield prior to the effective time have been obtained or given;

         o Chesterfield has delivered various certificates of officers of Chesterfield, opinions of counsel and letters from independent public accountants;

         o Chesterfield has taken all action required to be taken to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and MAF has received certified copies of the resolutions evidencing such authorization;

         o Chesterfield is not a party to, or threatened by, any legal proceeding which, if adversely determined, would, in the reasonable opinion of MAF, have a material adverse effect on Chesterfield and no legal proceeding has been made or threatened by any person relating to the merger or the validity or propriety of the transactions contemplated by the merger agreement or the bank merger agreement which would make consummation of the merger inadvisable in the reasonable opinion of MAF;

         o the bank merger agreement has been authorized and approved by Chesterfield and Chesterfield Federal and the terms and conditions of that agreement have been satisfied; and

         o MAF has received resignations of the executive officers and directors of Chesterfield.

         Conditions to obligations of Chesterfield. The obligations of Chesterfield to effect the merger shall be subject to the fulfillment at the effective time of the following conditions (unless waived by Chesterfield):

         o the representations and warranties of MAF contained in the merger agreement were true and correct in all material respects on the date of the merger agreement and are true and correct in all material respects at and as of the effective time (as qualified in the merger agreement);

         o MAF has performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by MAF at or before the effective time;

         o MAF has delivered various certificates of MAF's officers and opinions of counsel; and

         o MAF has taken all action required to be taken to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and Chesterfield has received certified copies of the resolutions evidencing such authorization.

         Mutual closing conditions. The obligation of each party to consummate the merger is further conditioned on the following:

         o the receipt of all necessary regulatory approvals, including the approval of the OTS, the FDIC and any other applicable regulatory authority, as required under the merger agreement to consummate the merger;

         o the registration statement this document is a part of is effective under the Securities Act and there is no stop order suspending effectiveness of the registration statement and/or proceedings seeking a stop order;

         o the listing of shares of MAF common stock to be issued in the merger on Nasdaq as of the effective time;

         o the absence of a preliminary or a permanent injunction or other order by any federal or state court preventing consummation of the merger or the bank merger; and

         o adoption and approval of the merger agreement by the requisite vote of the stockholders of Chesterfield.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the merger agreement, Chesterfield is generally obligated to:

         o carry on its business in substantially the same manner as previously conducted;

         o maintain its books in accordance with accounting principles generally accepted in the United States of America;

         o conduct its business and operations only in accordance with safe and sound banking and business practices and in compliance with federal and state law requirements;

         o use all reasonable efforts to preserve intact its business organizations;

         o generally keep available the services of its present officers and employees;

         o preserve its relationships with customers, suppliers and others having business dealings with them so that Chesterfield's goodwill and ongoing business is unimpaired at the effective time; and

         o use its best efforts to, or cooperate with MAF in obtaining, any consent, authorization, approval of, exemption by or from any governmental agency or third party.

         The merger agreement also prohibits Chesterfield from engaging in certain activities prior to the effective time without MAF's prior written consent, including but not limited to the following:

         o declaring or paying any dividend other than the regular quarterly dividend of $0.08 per share;

         o selling, leasing or otherwise disposing of any assets, except in the ordinary course of business, that are material, individually or in the aggregate, to the business or financial condition of Chesterfield on a consolidated basis, except that Chesterfield Federal may dispose of FHLB of Chicago stock;

         o except as contemplated in the merger agreement, issuing or redeeming any of its capital stock;

         o incurring any liabilities in excess of $50,000 other than deposits, liabilities incurred in the ordinary course of business or liabilities incurred that are consistent with past practices;

         o increasing the compensation of employees, directors or officers or paying any bonus or increase any severance or termination pay, except in accordance with past practices concerning employees other than senior management;

         o changing retirement benefits, other benefit plans or any employment, special termination, retention, covenant not to compete or severance agreement, except as provided for in the merger agreement;

         o changing the interest rate risk or risk management policies or changing other material policies concerning the business of Chesterfield;

         o entering into certain loans, loan commitments, investments or FHLB borrowing transactions, except for transactions that are within the parameters specified in the merger agreement;

         o maintaining properties and assets in their present states of repair and maintaining insurance policies, including the insurance of accounts with the FDIC;

         o entering into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in excess of $50,000 in aggregate value; or

         o making any capital expenditure other than emergency repairs and replacements in excess of $50,000, except as provided in the merger agreement.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Chesterfield and MAF. These include, among other things, representations relating to:

         o        valid corporate organization, existence and good standing;

         o        ownership of subsidiaries;

         o corporate power and authority to enter into the merger and the merger agreement;

         o absence of conflicts with organizational documents, law or other material agreements;

         o        capitalization and shareholders;

         o fair presentation of financial statements in accordance with accounting principles generally accepted in the United States;

         o        absence of material adverse changes;

         o        government approvals required in connection with the merger;

         o        compliance with material contracts;

         o        absence of undisclosed liabilities;

         o        absence of investigations and litigation;

         o        compliance with laws;

         o maintenance of all required governmental registrations, licenses or permits;

         o        accuracy and filing of all required governmental reports;

         o absence of any breach of organizational documents, law or other material agreements or obligations as a result of the merger;

         o        receipt of fairness opinions of financial advisors; and

         o        compliance with SEC filing requirements.

         Chesterfield makes additional representations and warranties to MAF in the merger agreement relating to, among other things:

         o    tax matters;

         o    information regarding loans and investments;

         o    accuracy of stockholder communications;

         o    environmental matters;

         o    title to real and personal property;

         o    interest rate risk management arrangements;

         o    obligations to pay investment banker/finder fees;

         o    allowance for loan and lease losses;

         o    insider interests;

         o    inapplicability of antitakeover provisions;

         o    maintenance of applicable insurance policies;

         o    employee benefits and employees; and

         o    absence of indemnification claims.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         As of August 16, 2004, directors and executive officers of Chesterfield owned, in the aggregate, 241,529 shares of Chesterfield common stock, representing approximately 6.23% of Chesterfield's common stock outstanding at the record date. This number includes all shares of Chesterfield common stock that could be voted at the special meeting as of June 30, 2004, whether held directly or indirectly (where the director or executive officer has dispositive and/or voting control of the shares), including shares held in the ESOP, profit sharing plan or other trust, but excludes options to purchase 101,594 shares of Chesterfield common stock that are currently vested and may be exercised prior to completion of the merger.


         In connection with the merger agreement, MAF and Chesterfield entered into a letter agreement (the "benefits letter") providing for the amendment and/or termination of certain plans and programs maintained by Chesterfield and Chesterfield Federal for directors, executive officers and employees and also entered into a letter of understanding with Mr. DeHaan concerning compensation and other benefit matters.

         Set forth below is certain information relating to these plans and arrangements of Chesterfield and Chesterfield Federal, as they are affected by the merger, the merger agreement, the benefits letter and the letter of understanding, including an estimate of settlement and termination amounts to be paid as a result of the merger.

         Effect on Employee Benefit Plans of Chesterfield and Chesterfield Federal. Under the merger agreement and benefits letter, as soon as reasonably practicable after the effective time of the merger, and in no event later than the first day of the calendar quarter following the effective time, MAF will provide or cause to be provided to each employee who was an employee of Chesterfield or Chesterfield Federal at the time of the merger the opportunity to participate in MAF's and Mid America Bank's employee benefit plans and other employment-related programs. It is contemplated that MAF will extend participation in the Mid America Bank Employees' Stock Ownership Plan and Employees' Profit Sharing Plan to Chesterfield employees effective January 1, 2005 (provided this date is after the effective time) and will give credit for prior service with Chesterfield for eligibility and vesting purposes under the MAF plans. At the time the MAF employee benefit plans are first extended to employees who were employees of Chesterfield or Chesterfield Federal, those employees will not be subject to any pre-existing conditions or waiting periods if they have satisfied such waiting periods or any pre-existing conditions under similar provisions of Chesterfield's employee benefit plans immediately prior to the change to the MAF employee benefit plans.

         With respect to Chesterfield Federal's ESOP and profit sharing plan, MAF and Chesterfield have agreed to terminate the plans prior to the effective time of the merger. Chesterfield may make contributions to the ESOP up to the effective time of the merger that are sufficient to satisfy the ESOP's loan repayment schedule, including a pro rata contribution for the plan year ending June 30, 2005. Chesterfield or MAF will cause the ESOP to pay off the remaining loan balance on or as soon as reasonably practicable after the effective time of the merger from the merger consideration, and then any unallocated amounts will be allocated as earnings to participants pro rata based on applicable account balances as required by the ESOP. Chesterfield has filed with the IRS for a determination letter on the ESOP and MAF (after the effective time) will cause the ESOP to distribute the cash and shares of MAF common stock allocated to participant accounts following receipt of a favorable determination by the IRS that such termination does not adversely affect the qualification of the plan. Prior to the effective time of the merger, Chesterfield will file with the IRS for a determination letter with respect to the profit sharing plan and MAF will cause the profit sharing plan to distribute participant accounts following receipt of a favorable determination letter. Chesterfield or MAF (after the effective time) will make any amendments required by the IRS to the plans.


         Set forth below is the number of shares of Chesterfield common stock that have been allocated to the accounts of the executive officers of Chesterfield under the ESOP. These share allocation amounts do not include shares to be allocated for the short plan year ending as of the effective time of the merger. As of the effective time of the merger, all of the ESOP participants, including the executive officers named below, will be fully vested in their ESOP accounts. In connection with the merger, these shares will be exchanged for cash and shares of MAF common stock (in the same proportion as other Chesterfield shareholders) valued at $31.50 per share.

                                     SHARES OF CHESTERFIELD COMMON
                                            STOCK IN ESOP
                                     -----------------------------
Michael E. DeHaan...................            5,904
Richard E. Urchell..................            2,880
Karen M. Wirth......................            1,830



         Based on these allocated share amounts, the account balances of Messrs. DeHaan, Urchell and Ms. Wirth represent approximately 7.6%, 3.7% and 2.3%, respectively, of the total ESOP shares allocated. These percentages will change as a result of share allocations for the short plan year ending as of the effective time of the merger. The final percentages after such allocations will determine the amount that each participant will receive as an additional allocation of earnings attributable to unallocated stock remaining after repayment of the ESOP loan. It is currently estimated that the aggregate value of the unallocated stock remaining after repayment of the ESOP loan will be approximately $5.4 million, based on a merger consideration value of $31.50 per share.


         Each of Chesterfield's Recognition and Retention Plan (the "RRP"), Supplemental Benefit Plan for Inside Directors, Retirement Plan for Outside Directors, Directors Unfunded Deferred Compensation Plan and Supplemental Benefit Plan (such plans, other than the RRP, the "Deferred Compensation Plans") will be terminated at the effective time. Upon termination, the benefits under the Deferred Compensation Plans will be paid in a lump sum in cash and the benefits under the RRP will be distributed in cash and in shares of MAF common stock (in the same proportion as the cash and share allocation of merger consideration). Chesterfield will amend the RRP immediately prior to the effective time of the merger to provide for full vesting as of the effective time (all benefits under the Deferred Compensation Plans are already earned and fully vested), and Chesterfield will amend the Deferred Compensation Plans prior to the effective time to provide that benefits under the plans will not be increased based on any severance or other compensation-related payments accruing as a result of the merger.


         Set forth below is the number of Chesterfield shares currently held for the benefit of the executive officers of Chesterfield under the RRP and the dollar amount of benefits accrued under the Deferred Compensation Plans for such executive officers as of August 16, 2004. In connection with the merger, the shares in the RRP will be exchanged for cash and shares of MAF common stock (in the same proportion as other Chesterfield shareholders) valued at $31.50 per share. Deferred Compensation Plan balances will generally earn interest at an annual rate of 7% through the effective time of the merger, except for the Supplemental Benefit Plan, where a portion of such account balance will increase based on the increase in the value of Chesterfield common stock.

                                   SHARES OF
                              CHESTERFIELD COMMON       DEFERRED COMPENSATION
                                  STOCK IN RRP                  PLAN
                              ------------------        ---------------------
Michael E. DeHaan............       25,829                   $1,490,347
Richard E. Urchell...........       10,331                      410,916
Karen M. Wirth...............        4,132                           --

         Severance Compensation Plan. Pursuant to the merger agreement and the benefits letter, Chesterfield agreed to amend its severance plan. Under the amended severance plan, severance benefits will be paid to a covered Chesterfield employee who, within two years after the effective date of the merger, has his or her employment terminated by MAF or Mid America Bank (other than for cause, as defined in the plan) or the employee terminates his or her employment due to a salary reduction or for certain other reasons. Mr. DeHaan is not eligible for any benefits under the amended severance plan because he is entitled to benefits under his employment agreement.

         An employee entitled to severance pay will generally receive a cash payment equal to one month's salary for the last full calendar month of employment prior to termination, for every two years of employment, up to a maximum of six months of salary and a minimum of one month's salary for employees with at least one year of service. Certain designated officers entitled to severance pay will instead receive a cash payment equal to one year's salary and bonus. Under the amended severance plan, Mr. Urchell and Ms. Wirth would be entitled to cash payments equal to approximately $104,000 and $66,000, respectively, if their employment is terminated by MAF.

         In addition to severance pay, eligible officers and employees will also be entitled to maintain certain life insurance and medical benefit coverages for a period of time following the closing that equals the number of months of severance pay to which they are entitled. No severance benefits will be paid unless the employee executes a release of claims.


         Stock Option Plan. Certain directors, officers and employees of Chesterfield hold stock options granted pursuant to Chesterfield's 2001 Stock Option Plan. As of August 16, 2004, a total of 418,254 stock options were outstanding at a weighted-average exercise price of $16.22 per share.


         The merger agreement provides for the cancellation of Chesterfield stock options that are outstanding and unexercised immediately before the effective time of the merger, in exchange for a cash payment equal to the number of shares of Chesterfield common stock covered by the option, multiplied by the amount by which $31.50 exceeds the exercise price per share under the option.


         Set forth below is certain information with respect to the effect of the merger on the cancellation of the options held by Chesterfield's directors and executive officers under the stock option plan. The table reflects the number of shares subject to options held by each director or executive officer as of August 16, 2004.


                                         CHESTERFIELD COMMON
                                          STOCK COVERED BY                                       CASH PAYMENT
                                       CHESTERFIELD OPTIONS TO      AVERAGE EXERCISE          UPON CANCELLATION
                                            BE CANCELLED             PRICE PER SHARE       OF CHESTERFIELD OPTIONS
                                       -----------------------      ----------------       -----------------------
EXECUTIVE OFFICERS
Michael E. DeHaan...............                107,618                  $16.15                   $1,651,936
Richard E. Urchell..............                 43,047                   16.15                      660,771
Karen M. Wirth..................                 17,219                   16.15                      264,312

NON-EMPLOYEE DIRECTORS
C.C. DeHaan.....................                 21,523                   16.15                      330,378
Robert T. Mangan................                 21,523                   16.15                      330,378
David M. Steadman...............                 21,523                   16.15                      330,378
Donald D. Walters...............                 21,523                   16.15                      330,378

         Letter of Understanding with Michael E. DeHaan. Pursuant to the merger agreement, MAF entered into a letter of understanding with Mr. DeHaan. In general, the letter of understanding provides for the termination of his employment immediately following the effective time of the merger, the payment of the severance benefits and other benefits which were otherwise required under his employment agreement, as amended, and other Chesterfield plans upon the termination of employment following the merger (but which do not exceed certain maximum payment amounts calculated in connection with negotiation of the merger agreement and which will not result in the payment of any nondeductible payments by MAF or Chesterfield).

         Mr. DeHaan has been a party to an employment agreement since 2001. Under the employment agreement, Mr. DeHaan is entitled to a lump sum severance benefit in the event of termination of employment following a change in control (the merger is a change in control under the employment agreement) and to the continuation of certain employee benefits. The amount of the lump sum payment is three times the sum of:

         o the highest annual rate of salary paid to Mr. DeHaan at any time under the employment agreement; plus

         o the greater of (1) the average annual cash bonus paid with respect to the three completed fiscal years prior to the termination, or (2) the cash bonus paid with respect to the fiscal year ended prior to the change of control.

         Pursuant to the letter of understanding, Mr. DeHaan has executed an amendment to the employment agreement to provide for a lump sum cash severance benefit calculated in connection with negotiation of the merger agreement; provided, however, that in no event may the severance benefit cause any compensation payable to Mr. DeHaan by Chesterfield, Chesterfield Federal, MAF or Mid America Bank to constitute an "excess parachute payment" under Section 280G of the Code. As a result, a lump sum severance payment currently estimated at approximately $636,000, but in no event more than $660,000 will be paid to Mr. DeHaan with respect to the termination of his employment following the merger. Mr. DeHaan will also be entitled to the continuation of certain life and dental insurance benefits for a period of three years following his termination and the continuation of certain lifetime medical insurance benefits for both Mr. DeHaan and his wife, all of which will be at no premium cost to Mr. DeHaan.

         Mr. DeHaan has also been a party to a supplemental executive agreement since 2003. Under this agreement, he would be entitled to receive an additional severance payment to reimburse him for any excise tax attributable to excess parachute payments as well any excise taxes and income taxes on the reimbursement payment. As a result of amending his employment agreement to take a reduced severance benefit to what he would otherwise be entitled, no portion of his severance or other benefits should constitute an excess parachute payment and therefore, no payment should be due to him under his supplemental executive agreement, as amended. To the extent it is later determined by a taxing authority that any such merger-related payments or benefits do constitute an excess parachute payment, MAF will be obligated under the terms of the supplemental executive agreement, to pay Mr. DeHaan the reimbursement payment described above.

         Mr. DeHaan has agreed to enter into a non-competition agreement with MAF that will restrict his ability to compete in the market areas served by Chesterfield and MAF and their respective subsidiaries for an 18-month period following his termination of employment. Mr. DeHaan will also be prohibited from soliciting customers or employees of MAF, Chesterfield and their respective subsidiaries during this 18-month period. In consideration for entering into this post-employment restrictive covenant agreement, Mr. DeHaan will receive payments totaling $180,000.

         Continued Indemnification and D&O Insurance. The merger agreement provides that for a period of six years after the closing of the merger, MAF and Mid America Bank will jointly and severally indemnify and hold harmless the present and former directors, officers, employees or agents of Chesterfield or any of its subsidiaries, or trustees of any benefit plan of Chesterfield or any of its subsidiaries, except for unaffiliated corporate trustees, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving Chesterfield and/or any of its subsidiaries existing or occurring at or before the consummation of the merger, including in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted or required by law or the applicable company's charter documents and by-laws. Subject to certain conditions, MAF has further agreed to maintain in effect insurance coverage comparable to Chesterfield's existing policy of officers' and directors' liability insurance for a period of six years following the consummation of the merger, with respect to actions or omissions covered thereunder and occurring at or prior to the effective time.

         Regardless of when the transaction closes, MAF has agreed that Chesterfield directors will be entitled to payment of 2004 directors' fees in the amount due for a full year of service.

TERMINATION

         Pursuant to the terms and conditions of the merger agreement, the merger agreement may also be terminated at any time prior to the effective time by MAF or Chesterfield:

         o        upon the mutual consent of the parties;

         o upon the existence of a final and unappealable judicial or regulatory determination that any material provision of the merger agreement is illegal, invalid or unenforceable, or denying any required regulatory application;

         o upon the failure of Chesterfield stockholders to adopt and approve the merger agreement;

         o upon the material breach by the other party of a representation, warranty, covenant or agreement; or

         o        on or after March 31, 2005.

         Chesterfield may terminate the merger agreement if Chesterfield receives and accepts a superior acquisition proposal (unless Chesterfield does not provide proper notice to MAF of its intention to terminate the merger agreement).

         MAF may terminate the merger agreement if Chesterfield has received a superior acquisition proposal, and Chesterfield's board of directors has (1) entered into an acquisition agreement, (2) terminated the merger agreement or withdraws, modifies or amends in any respect adverse to MAF its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, (3) fails to unanimously recommend that Chesterfield stockholders vote in favor of the merger or (4) has resolved to do any of the foregoing.

TERMINATION FEE

         As a condition and inducement to MAF's willingness to enter into the merger agreement, Chesterfield agreed to pay MAF a termination fee of $6,250,000 immediately upon demand, (but only if Chesterfield has not validly terminated the merger agreement because of a material breach by MAF) upon the earliest of the following to occur:

         o MAF terminates the merger agreement because Chesterfield has received a superior acquisition proposal, as described above;

         o Chesterfield receives and accepts a superior acquisition proposal; or

         o Chesterfield enters into a definitive agreement relating to an acquisition transaction within eighteen months after either
                  (1) the valid termination of the merger agreement by MAF because of a willful breach by Chesterfield, or (2) the failure of Chesterfield stockholders to approve the merger agreement after the occurrence of an alternative acquisition proposal.

AMENDMENT, WAIVER

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the stockholders of Chesterfield. After approval of the merger agreement, no amendment may be made which requires approval of Chesterfield stockholders without their further approval. Either party may, to the extent legally allowed, waive any terms, provisions or conditions of the merger agreement at any time.

AFFILIATE LOCK-UP AGREEMENTS

         In connection with the merger agreement, MAF entered into affiliate letters dated as of June 5, 2004 with all directors and certain executive officers of Chesterfield under which each individual has agreed to vote the Chesterfield common stock which the individual is entitled to vote:

         o        in favor of adoption of the merger agreement;

         o against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of Chesterfield under the merger agreement; and

         o against any action or agreement which would impede or interfere with the transactions contemplated by the merger agreement, including, but not limited to:

                  - any change in the management or Chesterfield's board of directors, except as otherwise agreed to in writing by MAF;

                  - any change in the present capitalization or dividend policy of Chesterfield; or

                  - any other material change in Chesterfield's corporate structure or business.

         Each individual also agreed to not sell, assign, transfer or otherwise dispose of any shares of Chesterfield owned by the individual prior to the effective time and to use his or her best efforts to cause the merger to be consummated. The form of affiliate letter is an exhibit to the merger agreement and is included in Appendix A to this document.

DIVIDENDS

         Under the merger agreement, unless the parties agree otherwise, Chesterfield will not declare dividends other than regular quarterly cash dividends at a rate of $0.08 per share. Chesterfield cannot make any changes to its normal practice of establishing dividend record or dividend payment dates.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.

NASDAQ STOCK LISTING

         MAF common stock currently is listed on Nasdaq under the symbol "MAFB." The shares to be issued to the Chesterfield stockholders as merger consideration also will be eligible for trading on Nasdaq.


                        COMPARISON OF SHAREHOLDER RIGHTS

         Currently, the rights of Chesterfield stockholders are governed by Delaware law, as well as Chesterfield's certificate of incorporation and by-laws. Upon completion of the merger, the rights of Chesterfield stockholders will be governed by the certificate of incorporation and by-laws of MAF as well as Delaware law, because Chesterfield stockholders will become MAF shareholders. The rights of Chesterfield stockholders and MAF shareholders currently are substantially similar and there will be no material differences in shareholder rights following the effective time for former Chesterfield stockholders under MAF's certificate of incorporation and by-laws, except as discussed below.

         Both MAF and Chesterfield are subject to section 203 of the DGCL, which provides that, if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an interested stockholder (for purposes of the DGCL), then that person may not engage in certain business combinations with the corporation for a period of three years, unless one of the following three exceptions applies:

         o the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

         o the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

         o the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

         MAF's certificate of incorporation also contains fair price provisions, which apply to a transaction with an Interested Stockholder (as defined below). Fair price provisions are designed to impede two-step takeover transactions, which might otherwise result in disparate treatment of MAF's shareholders.

         Under the fair price provisions, the approval of holders of at least 80% of MAF's outstanding shares is required in connection with any transaction involving an Interested Stockholder except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of the corporation's board of directors who are unaffiliated with the Interested Stockholder and were directors prior to the time the Interested Stockholder became an Interested Stockholder or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which case approval of only a majority of the holders of outstanding shares of common stock is required. The term "Interested Stockholder" is defined in MAF's certificate of incorporation to include any individual, corporation, partnership or other entity (other than the corporation or any subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the voting power of MAF's outstanding shares of common stock.


                                  LEGAL MATTERS


         Jennifer R. Evans, Esq., Senior Vice President and General Counsel of MAF, has passed upon the validity of the authorization and issuance of the MAF common stock to be issued pursuant to the merger. Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601, has passed upon certain federal income tax consequences of the proposed merger. Certain other legal matters in connection with the merger will be passed upon for Chesterfield by Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Ave., NW, Washington, DC 20015.



                                     EXPERTS

         The consolidated financial statements of MAF as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this document in reliance on the report of KPMG LLP, an independent registered public accounting firm, which report is incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the aforementioned financial statements refers to a change in the method of accounting for goodwill in 2002.

         The consolidated financial statements of Chesterfield as of June 30, 2003 and 2002, and for each of the years in the three-year period ended June 30, 2003, have been incorporated by reference in reliance on the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, which report is incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of MAF's shareholders will be held in 2005. To be eligible for inclusion in MAF's proxy materials for that annual meeting, any shareholder proposal must be received at MAF's principal office at 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514, no later than November 25, 2004.

         All shareholder proposals submitted for inclusion in MAF's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and, as with any shareholder proposal, MAF's certificate of incorporation and by-laws and Delaware law.


         If the merger occurs as contemplated, Chesterfield will not have another annual meeting of stockholders. If the merger does not occur, Chesterfield's next meeting of stockholders will be held in 2004. To be eligible for inclusion in Chesterfield's proxy materials for that annual meeting, any stockholder proposal must have been received at Chesterfield's principal offices at 10801 S. Western Avenue, Chicago, Illinois 60643, by no later than August 18, 2004.



                       WHERE YOU CAN FIND MORE INFORMATION

         MAF and Chesterfield are each subject to the informational reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain these reports, proxy and information statements and other information filed electronically from:


         o        the SEC's website at http://www.sec.gov;

         o        MAF's website at www.mafbancorp.com; or

         o        Chesterfield's website at www.chesterfieldfed.com.


         This document is a part of a registration statement filed by MAF with the SEC on Form S-4 to register the shares of MAF common stock to be issued to Chesterfield stockholders in the merger and omits certain information, exhibits and undertakings contained in the registration statement, as permitted by SEC rules. This additional information may be inspected and copied as set forth above. This document is a prospectus of MAF in addition to being a proxy statement of Chesterfield for its special meeting.

         The SEC allows MAF and Chesterfield to incorporate by reference information into this document. This means that MAF and Chesterfield can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information in this document.

         The following documents, which have previously been filed by MAF (File No. 0-18121) with the SEC, are incorporated by reference in this document:

         (1) MAF's Annual Report on Form 10-K for the year ended December 31, 2003;

         (2) Proxy Statement in connection with MAF's 2003 Annual Meeting of Shareholders, filed on March 25, 2004;

         (3) MAF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;


         (4) MAF's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

         (5)      MAF's Current Report on Form 8-K dated June 5, 2004; and

         (6) the description of MAF's common stock contained in MAF's Registration Statement on Form 8-A dated November 14, 1989.


         The following documents, which have previously been filed by Chesterfield (File No. 0-32589) with the SEC, are incorporated by reference in this document:

         (1) Chesterfield's Annual Report on Form 10-K, as amended, for the year ended June 30, 2003;

         (2) Proxy Statement in connection with Chesterfield's 2003 Annual Meeting of Stockholders, filed on October 17, 2003;

         (3) Chesterfield's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

         (4) Chesterfield's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

         (5) Chesterfield's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

         (6)      Chesterfield's Current Report on Form 8-K dated June 5, 2004;


         (7)      Chesterfield's Current Report on Form 8-K dated July 30, 2004;
                  and

         (8) the description of Chesterfield's common stock contained in Chesterfield's Registration Statement on Form 8-A dated April 24, 2001.


         All documents filed by MAF and Chesterfield with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the special meeting will be deemed incorporated by reference into this document and to be a part of this document. Statements contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in any other subsequently filed document also incorporated by reference in this document) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to constitute a part of this document, except as so modified or superseded. The information relating to MAF and Chesterfield contained in this document should be read together with their respective documents that are incorporated in this document by reference.

         You should rely only on the information contained or incorporated by reference in this document. MAF and Chesterfield have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders nor the issuance of MAF common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A









                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                MAF BANCORP, INC.
                             a Delaware corporation,

                            CLASSIC ACQUISITION CORP.
                             a Delaware corporation,

                                       and

                          CHESTERFIELD FINANCIAL CORP.,
                             a Delaware corporation

                                  June 5, 2004

                                TABLE OF CONTENTS

                                                                                                               PAGE
I.       THE MERGER............................................................................................A-1
         1.1      Effects of the Merger........................................................................A-1
         1.2      Conversion of Shares upon the Merger.........................................................A-2
         1.3      Stock Options................................................................................A-3
         1.4      Consummation of the Merger; Effective Time...................................................A-3
         1.5      Exchange of Company Common Stock.............................................................A-4

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................A-6
         2.1      Organization.................................................................................A-6
         2.2      Authorization................................................................................A-7
         2.3      Conflicts....................................................................................A-7
         2.4      Capitalization...............................................................................A-8
         2.5      Purchaser Financial Statements; Material Changes.............................................A-8
         2.6      Purchaser Reports............................................................................A-8
         2.7      Compliance With Laws.........................................................................A-9
         2.8      Litigation...................................................................................A-9
         2.9      Defaults.....................................................................................A-9
         2.10     Absence of Certain Changes or Events.........................................................A-9
         2.11     Undisclosed Liabilities......................................................................A-9
         2.12     Licenses....................................................................................A-10
         2.13     Government Approvals........................................................................A-10
         2.14     Accuracy of All Representations.............................................................A-10
         2.15     Fees........................................................................................A-10
         2.16     Fairness Opinion............................................................................A-10
         2.17     Disclosure..................................................................................A-10

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................A-10
         3.1      Organization................................................................................A-11
         3.2      Authorization...............................................................................A-11
         3.3      Conflicts...................................................................................A-12
         3.4      Capitalization and Stockholders.............................................................A-12
         3.5      Company Financial Statements; Material Changes..............................................A-13
         3.6      Company SEC Filings.........................................................................A-13
         3.7      Company Reports.............................................................................A-14
         3.8      Compliance With Laws........................................................................A-14
         3.9      Litigation..................................................................................A-15
         3.10     Defaults....................................................................................A-15
         3.11     Absence of Certain Change or Events.........................................................A-15
         3.12     Undisclosed Liabilities.....................................................................A-15
         3.13     Licenses....................................................................................A-15
         3.14     Governmental and Stockholder Approvals......................................................A-15
         3.15     Antitakeover Provisions Inapplicable........................................................A-15
         3.16     Disclosure..................................................................................A-16
         3.17     Taxes.......................................................................................A-16
         3.18     Insurance...................................................................................A-17
         3.19     Loans; Investments..........................................................................A-17
         3.20     Interest Rate Risk Management Arrangements..................................................A-18
         3.21     Allowance for Loan Losses...................................................................A-18

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                               PAGE
         3.22     Insurance Subsidiary........................................................................A-18
         3.23     Company Benefit Plans.......................................................................A-19
         3.24     Environmental Matters.......................................................................A-22
         3.25     Material Contracts..........................................................................A-23
         3.26     Real Property...............................................................................A-23
         3.27     Indemnification.............................................................................A-24
         3.28     Insider Interests...........................................................................A-24
         3.29     Accuracy of All Representations.............................................................A-24
         3.30     Fairness Opinion............................................................................A-24
         3.31     Fees........................................................................................A-24

IV.      COVENANTS............................................................................................A-24
         4.1      Conduct of Business by the Company Until the Effective Time.................................A-24
         4.2      Conduct of Business by Purchaser Until the Effective Time...................................A-28
         4.3      Certain Actions.............................................................................A-29

V.       ADDITIONAL AGREEMENTS................................................................................A-30
         5.1      Inspection of Records; Confidentiality......................................................A-30
         5.2      Meetings of the Company.....................................................................A-30
         5.3      Bank Merger.................................................................................A-31
         5.4      D&O Indemnification.........................................................................A-31
         5.5      Affiliate Letters...........................................................................A-32
         5.6      Regulatory Applications.....................................................................A-32
         5.7      Financial Statements and Reports............................................................A-33
         5.8      Registration Statement; Stockholder Approval................................................A-33
         5.9      Notice......................................................................................A-33
         5.10     Press Releases..............................................................................A-34
         5.11     Delivery of Supplements to Disclosure Schedules.............................................A-34
         5.12     Tax Opinion.................................................................................A-34
         5.13     Resolution of Company Benefit Plans.........................................................A-34
         5.14     Environmental Investigation.................................................................A-36
         5.15     Title to Real Estate........................................................................A-37
         5.16     Other Actions; Further Assurances; Form of Transaction......................................A-37

VI.      CONDITIONS...........................................................................................A-37
         6.1      Conditions to the Obligations of the Parties................................................A-37
         6.2      Conditions to the Obligations of Purchaser..................................................A-38
         6.3      Conditions to the Obligations of the Company................................................A-39

VII.     TERMINATION; AMENDMENT; WAIVER.......................................................................A-40
         7.1      Termination.................................................................................A-40
         7.2      Termination Fee.............................................................................A-41
         7.3      Expenses....................................................................................A-41
         7.4      Survival of Agreements......................................................................A-42
         7.5      Amendment...................................................................................A-42
         7.6      Waiver......................................................................................A-42

VIII.    GENERAL PROVISIONS...................................................................................A-42
         8.1      Survival....................................................................................A-42
         8.2      Notice......................................................................................A-42

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                               PAGE
         8.3      Applicable Law..............................................................................A-43
         8.4      Headings, Etc...............................................................................A-43
         8.5      Severability................................................................................A-43
         8.6      Entire Agreement; Binding Effect; Nonassignment; Counterparts...............................A-43
         8.7      Certain Definitions.........................................................................A-44
         8.8      Tax Treatment; Tax Structure................................................................A-44

                                    EXHIBITS

Exhibit A      Form of Cancellation Agreement (intentionally omitted)
Exhibit B      Form of Certificate of Merger (intentionally omitted)
Exhibit C      Form of Bank Merger Agreement (intentionally omitted)
Exhibit D      Form of Affiliate Letter (page AD-1)
Exhibit E      Forms of Letter of Understanding (intentionally omitted)
Exhibit F      Form of Benefits Letter (intentionally omitted)
Exhibit G      Opinion of Luse, Gorman, Pomerenk & Schick PC (intentionally omitted)
Exhibit H      Opinion of the General Counsel of Purchaser (intentionally omitted)

                                      A-iii

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Agreement") is made and entered into as of the 5th day of June, 2004, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), Classic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Chesterfield Financial Corp., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the parties desire that Merger Sub be merged with and into the Company (the "Merger"), as a result of which the Company will be the surviving corporate entity, with the Merger to be upon the terms and subject to the conditions set forth herein.

         WHEREAS, the Board of Directors of the Company deems the Merger advisable and in the best interests of the Company and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for the consideration of the Company's stockholders.

         WHEREAS, the respective Boards of Directors of Purchaser and Merger Sub have adopted resolutions approving this Agreement, and Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

         WHEREAS, immediately following the Merger, Purchaser intends to cause the Surviving Corporation (as defined herein) to be dissolved and liquidated into Purchaser.

         WHEREAS, in connection with the Merger, Purchaser and the Company intend that Chesterfield Federal Savings and Loan Association of Chicago, a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a wholly-owned subsidiary of Purchaser ("Mid America") immediately following consummation of the merger.

         WHEREAS, immediately following the Bank Merger, Purchaser intends to cause Mid America to declare and pay a dividend to Purchaser in the amount up to approximately $65 million to partially fund the cash portion of the Merger Consideration.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1 Effects of the Merger

         (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Purchaser, and (iii) the Surviving Corporation shall be governed by the laws of the State of Delaware. The Merger will have the effects set forth in the Delaware General Corporation Laws ("DGCL") and as otherwise provided in this Agreement and in accordance therewith. The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Company and Merger Sub, and all obligations belonging or due to either of the Company or Merger Sub, all of which shall vest in the Surviving Corporation without further act or deed.

         (b) Certificate of Incorporation. The Certificate of Incorporation of the Company with such changes, if any, as may be provided for in the Certificate of Merger (as defined herein) shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

         (c) By-laws. The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Merger Sub immediately prior to the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified.

         1.2 Conversion of Shares upon the Merger. At the Effective Time (as defined herein), by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holders of Purchaser Common Stock (as defined below), Merger Sub Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

         (a) Merger Sub Common Stock. Each share of the common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock of the Surviving Corporation and all such shares of common stock of the Surviving Corporation shall be owned by Purchaser. Outstanding certificates representing shares of common stock of Merger Sub immediately prior to the Merger shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation upon consummation of the Merger.

         (b) Company Common Stock. Subject to Section 1.2(c), Section 1.2(d) and
Section 1.5(c), each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a combination of cash and shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") (collectively, the "Merger Consideration"), the combined value of which shall equal $31.50 per share of Company Common Stock, to be determined as follows:

                  (i) an amount in cash (the "Per Share Cash Consideration") equal to $20.48, or such greater portion of the Merger Consideration as Purchaser may determine to pay in cash; provided, however, that in the event Purchaser proposes to pay more than $20.48 of the Merger Consideration in cash, Purchaser must first provide the Company notice of the proposed cash amount no later than fifteen (15) business days prior to the Closing Date and the Company shall have consented to such greater amount, which consent shall not be unreasonably withheld; provided, further, that if the Company does not object within three (3) business days of receipt from Purchaser of any such notice, the Per Share Cash Consideration shall be the greater amount proposed by Purchaser; plus

                  (ii) a number of fully paid and nonassessable shares of the common stock, par value $0.01 per share of Purchaser ("Purchaser Common Stock"), determined by dividing (x) the amount obtained by subtracting the Per Share Cash Consideration from $31.50, by (y) the Purchaser Closing Price. For purposes hereof, the "Purchaser Closing Price" shall mean the average of the last reported sales price on The Nasdaq National Market ("Nasdaq") for Purchaser

         Common Stock as reported on Nasdaq for the ten (10) trading days next preceding (the first of such 10 days herein referred to as, the "Pricing Commencement Date"), but not including, the Closing Date. Purchaser shall not, within three (3) days of the Pricing Commencement Date and through the Effective Time, declare or establish a record date for a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Purchaser Common Stock.

         (c) Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

         (d) Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected appraisal rights under Section 262 of the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         1.3 Stock Options. Immediately prior to the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall convert into the right to receive cash to be paid in accordance with this Section 1.3. All Options converted to cash pursuant to this Section 1.3 shall terminate effective immediately prior to the Effective Time. Immediately prior to the Effective Time, the Company shall make or shall cause to be made a cash payment to the holder of each Option in an amount (less any applicable withholding taxes) equal to the number of shares of Company Common Stock covered by such Option multiplied by the amount by which $31.50 exceeds the exercise price per share of Company Common Stock under the Option held by such holder. Prior to receipt of such payment, each holder of an Option shall execute a cancellation agreement, substantially in the form of Exhibit A hereto ("Cancellation Agreement"). In the event a holder of an Option has not delivered an executed Cancellation Agreement prior to the Effective Time, such holder shall be paid by Purchaser the amount to be paid pursuant to this Section 1.3 within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable, but not later than five (5) business days (unless otherwise agreed to by the parties or except as set forth below) after all of the conditions set forth in Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived, provided such conditions shall continue, on such fifth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time; provided, further, that if the Closing would otherwise occur pursuant to this Section 1.4 on a date during the last month of a calendar quarter that is after the dividend payment date in that quarter for the Company's regular quarterly dividend but before the dividend record date in such month for Purchaser's regular quarterly dividend, Purchaser shall have the right to delay the Closing to the next business day immediately following Purchaser's dividend record date (the date of such closing being the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth in Exhibit B (the "Certificate of Merger") to be executed in accordance with the DGCL and to be filed with the Secretary of State of the State of Delaware providing for the Merger to become effective at 12:01 a.m. on the date immediately following the Closing Date, or at such other time as the parties may mutually agree. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

         1.5 Exchange of Company Common Stock.

         (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, Computershare Investor Services LLP (the "Exchange Agent"), pursuant to documentation reasonably acceptable to Purchaser and the Company consistent with the terms hereof, shall mail to each holder of record of a certificate or certificates which, as of the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, (i) a certificate evidencing the whole number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, plus (ii) the aggregate amount of Per Share Cash Consideration which such holder would be entitled to receive pursuant to Section 1.2 plus, (iii) such additional cash amount, if any, payable in lieu of fractional shares in accordance with Section 1.5(c), and the Certificate so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within three (3) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.2 above.

         (b) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby nor will any payment of the Per Share Consideration or cash in lieu of fractional shares be made to any holder until the holder of record shall surrender such Certificate (or comply with the provision with respect to lost Certificates above) and no interest will accrue or become payable on any such amounts. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate (or comply with the provision with respect to lost Certificates above), the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.5(b) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders and paid (without interest) upon surrender for exchange of the Certificate (or compliance with the provision with respect to lost Certificates above). All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock and any cash amounts or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.5(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

         (c) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share of Purchaser Common Stock, Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to the product of such fraction multiplied by the Purchaser Closing Price.

         (d) Exchange Fund. On the date the Effective Time occurs, Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Common Stock, for exchange in accordance with
Section 1.5, an aggregate amount of cash, sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to Section 1.2(b) (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of Company Common Stock) (such cash, together with any dividends or distributions with respect to shares of Purchaser Common Stock issuable as part of the aggregate Merger Consideration, being hereinafter referred to as the "Exchange Fund").

         (e) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

                                       II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Company that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article II), except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. The Purchaser has made a good faith effort to ensure that the disclosure on each schedule of the Purchaser Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Purchaser Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. The "Purchaser Disclosure Schedule" shall consist of the agreements, lists, instruments and other documentation and information described or referred to in this Agreement as being provided on a specific schedule.

         2.1 Organization.

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on the business of Purchaser and its subsidiaries, taken as a whole, or its ability to consummate the transactions contemplated herein. Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined herein), to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

         (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and wholly owned by Purchaser. Merger Sub was formed for the purpose of engaging in the Merger and has not engaged, and will not engage prior to the Merger, in any activities other than those necessary to effectuate the terms of this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding.

         (c) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

         (d) Purchaser has no direct or indirect subsidiaries other than MAF Developments, Inc., N.W. Financial Corporation, Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Randall Road Development Corporation, Reigate Woods Development Corporation, Mid America Re, Inc., Mid Town Development Corporation, Equitable Finance Corporation, Fidelity Corporation, Fidelity Loan Services,

Inc., St. Francis Investment Corporation, St. Francis Insurance Services Corporation and St. Francis Equity Properties, Inc. (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on Schedule 2.1(d) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois, Delaware, Vermont, Wisconsin or Nevada, as applicable, with entity power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Purchaser Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a material adverse effect on the business of the Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.2 Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly approved and authorized by each of Purchaser's and Merger Sub's Board of Directors, and all necessary corporate action on the part of Purchaser and Merger Sub has been taken. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, subject to the approval of all Governmental Authorities, will constitute the valid and binding obligations of Purchaser and Merger Sub, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Purchaser will need to be amended to effectuate the transactions contemplated by this Agreement.

         2.3 Conflicts. The execution and delivery of this Agreement by Purchaser and Merger Sub, and the Bank Merger Agreement by Mid America do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or Merger Sub or organizational documents of any Purchaser Subsidiary. The execution and delivery of this Agreement by Purchaser and Merger Sub, and the Bank Merger Agreement by Mid America do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or Merger Sub or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, or (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Purchaser, Merger Sub or Mid America in connection with the execution and delivery of this Agreement or the Bank Merger Agreement, or the consummation by Purchaser, Merger Sub or Mid America of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon Purchaser, except for those relating to: any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of the Company (the "Proxy Statement") to be called pursuant to Section 5.8 hereof; the Certificate of Merger to be filed with the Secretary of State of the State of Delaware; any filings, approvals or no-action letters with or from state securities authorities; and any antitrust filings, consents, waivers or approvals.

         2.4 Capitalization. As of June 3, 2004, the capital stock of Purchaser consists of the following:

                         PAR
  CLASS OF STOCK         VALUE       AUTHORIZED      ISSUED       OUTSTANDING      TREASURY
-----------------        -----       ----------     --------      -----------      --------
Common...........        $ .01       80,000,000    33,121,465      32,663,985      457,480
Preferred........        $ .01        5,000,000             0               0            0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the stock portion of the aggregate Merger Consideration in accordance with Section 1.2 hereof.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered or made available to the Company its audited consolidated financial statements for the years ended December 31, 2003, 2002 and 2001, and the unaudited consolidated financial statements for the three months ended March 31, 2004 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated statement of financial condition of Purchaser as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Except as otherwise disclosed in the Purchaser Reports filed with the SEC on or prior to May 9, 2004, since December 31, 2003 to the date hereof, Purchaser and the Purchaser Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Purchaser on a consolidated basis.

         2.6 Purchaser Reports. (a) Since January 1, 2003, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of the Purchaser Reports (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed. The Purchaser Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except as disclosed on Schedule 2.6(b) to the Purchaser Disclosure Schedule and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three (3) years nor, to the best of our knowledge, has any such proceeding or investigation been threatened nor is currently pending. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception noted by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Purchaser Report that has had or is expected to have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.7 Compliance With Laws. Purchaser and the Purchaser Subsidiaries are each in compliance with all material federal and state laws and regulations that regulate the business of a savings bank, including, without limitation, HOLA and the FDI Act, and Purchaser and each of the Purchaser Subsidiaries are in compliance with all other applicable laws and regulations, except in each case where the failure to comply would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.8 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole, or which would materially affect the ability of Purchaser to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby.

         2.9 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole. To the best knowledge of Purchaser, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.10 Absence of Certain Changes or Events. Except as disclosed in the Purchaser Reports filed with the SEC on or prior to May 9, 2004, since December 31, 2003, there has not been, except for the transactions as contemplated herein or matters related thereto, any event or condition of any character which has had or would be reasonably expected to have a Material Adverse Effect on Purchaser.

         2.11 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2003 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2003, in the ordinary course of business or in connection with acquisitions consummated prior to December 31, 2003.

         2.12 Licenses. To Purchaser's best knowledge, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which, the failure to hold, would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.13 Government Approvals. To Purchaser's best knowledge, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

         2.14 Accuracy of All Representations. The representations and warranties made by Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

         2.15 Fees. Other than the financial advisory services performed for Purchaser by Stifel, Nicolaus & Company Incorporated, neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.16 Fairness Opinion. Purchaser has received an opinion, dated the date of this Agreement, from Stifel, Nicolaus & Company Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to Purchaser's stockholders from a financial point of view.

         2.17 Disclosure. None of the information to be supplied by the Purchaser for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Purchaser and the Purchaser Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the meeting of the Company's stockholders to be held for purposes of adopting the Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Registration Statement and Proxy Statement relating to the Purchaser which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Purchaser under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article III), except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. The Company has made a good faith effort to ensure that the disclosure on each schedule of the Company Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Company Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. The "Company Disclosure Schedule" shall consist of all of the agreements, lists, instruments and other documentation and information described or referred to in this Agreement as being provided on a specified schedule.

         3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or its ability to consummate the transactions contemplated herein. The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

         (b) The Bank is a federally-chartered stock savings association duly organized and in existence under the laws of the United States. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws. The Bank has all requisite power and authority to enter into the Bank Merger Agreement and, upon the approval of the Governmental Authorities and the sole stockholder of the Bank to consummate the transactions contemplated thereby.

         (c) The Company has no direct or indirect subsidiaries other than Chesterfield Insurance Services, LLC (the "Company Insurance Subsidiary"), Vincennes, L.L.C. (the "Company Indirect Subsidiary"), and the Bank (collectively, the "Company Subsidiaries"). The Company Insurance Subsidiary is wholly-owned by the Bank, the Company Insurance Subsidiary owns 65.93% of the Company Indirect Subsidiary, and each is a duly organized and validly existing limited liability company, in good standing under the laws of Illinois, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated herein. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a material adverse effect on the business of the Company and the Company Subsidiaries, taken as a whole.

         3.2 Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and the Governmental Authorities, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 Conflicts. The execution and delivery of this Agreement by the Company, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificates of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary. The execution and delivery of this Agreement, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, or (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement, the Bank Merger Agreement or the consummation by the Company or the Bank of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon the Company, except for those relating to: any application or notice with the Governmental Authorities; any application or notice with the Illinois Department of Insurance (the "IDI") with respect to the Company Insurance Company; the Purchaser's Registration Statement and the Company's Proxy Statement to be filed with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Stockholders. (a) As of June 5, 2004, the capital stock of the Company consists of the following:

                         PAR
  CLASS OF STOCK         VALUE       AUTHORIZED      ISSUED       OUTSTANDING      TREASURY
-----------------        -----       ----------     --------      -----------      --------
Common............       $0.01      7,000,000      4,304,738      3,875,521        429,217
Preferred.........       $0.01      1,000,000              0              0              0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the best knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock as of the relevant record date will be entitled to vote to adopt the Agreement.

         (b) As of June 5, 2004, the Company has 430,473 shares of Company Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of the Company or the Company Subsidiaries ("Company Stock Option Plans") pursuant to which options covering an aggregate of 418,254 shares of Company Common Stock are outstanding as of the date hereof. As of the date hereof, all of the shares of Company Common Stock authorized to be issued under the Company's 2001 Recognition and Retention Plan ("RRP Plan") have been awarded, vested and distributed, except as set forth on Schedule 3.4(b) to the Company Disclosure Schedule. Except as set forth in this Section 3.4(b) and
Schedule 3.4(b) to the Company Disclosure Schedule, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth on Schedule 3.4(b) to the Company Disclosure Schedule and has an exercise price in the amount set forth on
Schedule 3.4(b) to the Company Disclosure Schedule.

         (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the Company's best knowledge, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of Company Common Stock held by each such stockholder and by each director and senior officer of the Company. From the date hereof until the Effective Time, the Company shall, upon request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting stockholders, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

         (d) Except as set forth on Schedule 3.4(d) to the Company Disclosure Schedule, no capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company are fully paid and non-assessable and are owned by the Company free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered to Purchaser its audited consolidated financial statements for the years ended June 30, 2003, 2002 and 2001, and the unaudited consolidated financial statements for the nine (9) months ended March 31, 2004 (collectively, the "Company Financial Statements"). The Company Financial Statements (x) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated statement of financial condition of the Company as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since June 30, 2003 to the date hereof, the Company and the Company Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to the Company on a consolidated basis.

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A to the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) held during the calendar years 2001, 2002 and 2003, (b) all other reports or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act") by the Company with the SEC since July 1, 2002, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), and (c) beneficial ownership reports or filings relating to Company Common Stock furnished to the Company since July 1, 2002.

         3.7 Company Reports. (a) Since July 1, 2002, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Company Reports"). The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of the Company Reports (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed. The Company Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except for examinations or reviews conducted by the OTS or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three (3) years nor, to the best of our knowledge, has any such proceeding or investigation been threatened nor is currently pending. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. Except as disclosed in Schedule 3.7(b) to the Company Disclosure Schedule, there is no unresolved violation, criticism or exception noted by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Company Report other than those that have not had and are not expected to have a material adverse effect on the business of the Company and the Company Subsidiaries, taken as a whole.

         3.8 Compliance With Laws. (a) The businesses of the Company and each Company Subsidiary are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not have a material adverse effect on the Company or any Company Subsidiary, taken as a whole.

         (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Company's best knowledge, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

         (c) No investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than normal bank regulatory examinations.

         3.9 Litigation. Except as identified on Schedule 3.9 to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $100,000, or which would materially affect the ability of the Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. To the best knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Certain Change or Events. Except as disclosed in the Company Reports filed with the SEC on or prior to May 9, 2004 or as set forth on
Schedule 3.11 to the Company Disclosure Schedule, since June 30, 2003, there has not been, except for the transactions as contemplated herein or matters related thereto, any event or condition of any character which has had or would be reasonably expected to have a Material Adverse Effect on the Company.

         3.12 Undisclosed Liabilities. All of the Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of June 30, 2003 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except Liabilities incurred since June 30, 2003, in the ordinary course of business.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Company Permit") required to be held by it and which are material with respect to the operation of their respective businesses.

         3.14 Governmental and Stockholder Approvals. To the Company's best knowledge, no fact or condition exists which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority, the IDI or the stockholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. Other than Section 203 of the DGCL, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Certificate of Incorporation or By-laws, (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby and thereby, (ii) would have the effect of invalidating or voiding this

Agreement, or any provision hereof or thereof, or (iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement. The Company has taken all steps necessary to cause the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to be inapplicable to this Agreement and the transactions contemplated hereby.

         3.16 Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the meeting of the Company's stockholders to be held for purposes of adopting the Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to the Company which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Company under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.17 Taxes. (a) The Company, each Company Subsidiary and each other company (including any limited liability company) or joint venture where the Company or a Company Subsidiary owns more than 50% of the equity interest of such entity measured by both vote and value (a "Tax Subsidiary") have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary and Tax Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary or Tax Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary or Tax Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of the Company and each Company Subsidiary and Tax Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years. Neither the Company nor any Company Subsidiary or Tax Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. The Company and each Company Subsidiary have delivered to Purchaser correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 2001.

         (b) The Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary or Tax Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company, any Company Subsidiary or Tax Subsidiary.

         (c) The Company, each Company Subsidiary and each Tax Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the best judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and each Company Subsidiary have been filed in due and timely fashion. Neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19 Loans; Investments. (a) Except as otherwise disclosed on Schedule 3.19(a) to the Company Disclosure Schedule, each loan reflected as an asset on the Company Financial Statements is evidenced by appropriate and sufficient documentation in all material respects and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; no obligor named under any such loan is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a) to the Company Disclosure Schedule is a complete list of the Company REO (as defined herein) as of March 31, 2004.

         (b) Except as otherwise disclosed on Schedule 3.19(b) to the Company Disclosure Schedule, all guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

         (c) Except as otherwise disclosed on Schedule 3.19(c) to the Company Disclosure Schedule, in originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such activities.

         (d) Except as otherwise disclosed on Schedule 3.19(d) to the Company Disclosure Schedule, none of the investments reflected in the Company Financial Statements and none of the investments made by the Company since June 30, 2003, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.19(d) to the Company Disclosure Schedule is a complete and accurate list as of April 30, 2004, of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

         (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Except as set forth on
Schedule 3.20 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan Losses. The Company's allowance for loan and lease losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the Company, adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and based upon GAAP.

         3.22     Insurance Subsidiary.

         (a) The Company Insurance Subsidiary is duly licensed as an insurance agent with the Illinois Department of Insurance and, except as disclosed on
Schedule 3.22(a), to the best knowledge of the Company, is not required to be licensed in any other state to conduct its business as now being conducted.
Schedule 3.22(a) to the Company Disclosure Schedule contains a list and true and correct copies of all agency contracts and sales agreements between the Company Insurance Subsidiary and any insurance companies, and all such agreements are in full force and effect and, except as set forth on Schedule 3.22(a) to the Company Disclosure Schedule, the consummation of the Merger and the Bank Merger will not conflict with or result in any violation, breach or termination of any such agreements. Except as disclosed on Schedule 3.22(a), all of the Company Insurance Subsidiary's business, contracts and relationships with insured customers is owned by the Company Insurance Subsidiary and not by any of its employees or agents.

         (b) The Company Insurance Subsidiary does not engage in premium financing. To the best knowledge of the Company, any premium trust accounts of the Company Insurance Subsidiary have been administered in accordance with applicable laws and regulations in all material respects.

         (c) Except as disclosed on Schedule 3.22(c) to the Company Disclosure Schedule, the Company Insurance Subsidiary maintains E&O insurance coverage in amounts sufficient to satisfy the requirements, if any, under its agreements with insurance companies. In the reasonable opinion of the Company, such insurance coverages are adequate for the business of the Company Insurance Subsidiary, and neither the Company nor the Company Insurance Subsidiary has received notice of any cancellation or nonrenewal of the applicable insurance policies. Except as described on Schedule 3.22(c) to the Company Disclosure Schedule, there are no material claims pending or threatened against the Company Insurance Subsidiary for any act, error or omission in services rendered by any agent or employee of the Company Insurance Subsidiary or that should have been rendered by any such agent or employee arising out of the business of the Company Insurance Subsidiary, and the Company has no reason to believe any agent or employee of the Company Insurance Subsidiary has breached any professional duty or obligation in any material respect.

         (d) Except as disclosed on Schedule 3.22(d) of the Company's Disclosure Schedules, there are no continuing rights or unperformed obligations of the Company Insurance Subsidiary with respect to prior acquisitions of any business or substantially all of the properties, assets or securities of any business.
Schedule 3.22(d) contains true and correct copies of such continuing agreements, including any employment, non-competition or indemnification agreements, and a schedule of purchase price amounts, contingent or otherwise, if any, remaining to be paid in connection with such acquisitions.

         3.23 Company Benefit Plans. (a) Schedule 3.23(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto, and the loan agreement and related documents, including any amendments thereto, evidencing the ESOP Loan (as described in Section 3.23(h)(iv) below). Except as set forth on Schedule 3.23(a)(ii) of the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.23, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to modify or limit any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of Company or any Company Subsidiary and to the best knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

         (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included on
Schedule 3.23(b) of the Company Disclosure Schedule), and, to the best knowledge of the Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. Except as set forth on
Schedule 3.23(b), no Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. For each Company Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

         (c) There is no pending or, to the best knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of the Company or any Company Subsidiary or any such Plan.

         (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. Except as set forth on Schedule 3.23(d) of the Company Disclosure Schedule, no Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or

Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

         (e) Neither the Company nor any Company Subsidiary has incurred, nor to the best knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Company or any Company Subsidiary.

         (f) Except as set forth on Schedule 3.23(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, or any Company Subsidiary, or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

         (g) Schedule 3.23(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

         (h) Schedule 3.23(h) to the Company Disclosure Schedule lists: (i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 2004 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and with respect to each such individual who is a party to a Letter of Understanding (as described in Section 5.13 below) such individual's compensation from the Company or any Company Subsidiary for each of the calendar years 1999 through 2003 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099; (ii) each other employee of the Company or any Company Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee, whether such employee has been designated as an officer under the terms of the Company's severance plan and his or her estimated salary for 2004 and bonus amount for 2003; (iii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant as of the most recent valuation date, and the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Company Common Stock held by such trusts; and (v) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

         (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

         (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of the Company's knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         3.24 Environmental Matters. (a) For purposes of this Section 3.24, "Company Properties" means (i) the real estate owned or leased by the Company or any Company Subsidiary and used as a banking or insurance related facility; (ii) other real estate owned, if any ("Company REO"), by the Company or any Company Subsidiary as defined by any other federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership, joint venture or limited liability company in which the Company or a Company Subsidiary has an ownership interest.

         (b) Except as set forth on Schedule 3.24(b) to the Company Disclosure Schedule, to the best knowledge of the Company, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws, and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) which contains polychlorinated biphenyls; (v) which contains asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, policy or other Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to define a substance having an adverse effect on the environment under Environmental Laws; or (x) which is toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

         (c) The Company and each Company Subsidiary are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder). Neither the Company nor any Company Subsidiary have received notice of, nor to the best knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

         (d) To the best knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

         (e) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, the Company and each Company Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

         3.25 Material Contracts. Schedule 3.25 to the Company Disclosure Schedule sets forth each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.25 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 3.25 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or Company Subsidiaries (as applicable) and, to the Company's best knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, any other party thereto, has occurred which has had or which would be reasonably likely to have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. Except as disclosed on
Schedule 3.25, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts.

         3.26 Real Property. (a) Except as set forth on Schedule 3.26(a) to the Company Disclosure Schedule, the Company and each Company Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company or any Company Subsidiary in the Company Financial Statements dated as of March 31, 2004 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) such liens as set forth on Schedule 3.26(a) to the Company Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary (whether owned or leased by the Company or any Company Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary on the Company Disclosure Schedule is held in fee simple. The Company and each Company Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities.

         (b) All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the best knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the best knowledge of the Company, the other party. Except as set forth on Schedule 3.26(b) to the Company Disclosure Schedule, none of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude the Purchaser or any Purchaser Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.27 Indemnification. To the best knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.28 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 3.28 to the Company Disclosure Schedule, no officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

         3.29 Accuracy of All Representations. The representations and warranties made by the Company in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

         3.30 Fairness Opinion. The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Keefe, Bruyette & Woods, Inc., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         3.31 Fees. Other than the financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

                                       IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) that:

         (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices and will use best efforts to comply in all material respects with all applicable federal and state laws, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) The Company will, and will cause each Company Subsidiary to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

         (c) The Company will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that the Company will be permitted to declare and pay a regular quarterly cash dividend per share not exceeding $.08. The Company shall not make any changes in its normal practice of establishing dividend record or dividend payment dates.

         (d) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis, except that the Bank may dispose of shares of stock in the Federal Home Loan Bank of Chicago.

         (e) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         (f) Except as otherwise contemplated by this Agreement, or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights or similar stock-based employee compensation rights, including, but not limited to, grants under any stock option plan or agreement or the RRP Plan.

         (g) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance.

         (h) Except as set forth on Schedule 4.1(h) to the Company Disclosure Schedule or as otherwise contemplated in this Agreement, the Company will not, and will not permit any Company Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), designate any additional employees as officers under the Company's severance plan, make contributions to any Company Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any Company Qualified Plan that is a defined benefit plan) or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as set forth on Schedule 4.1(h) to the Company Disclosure Schedule or otherwise contemplated in this Agreement.

         (i) Except as set forth on Schedule 4.1(i) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal.

         (j) Neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

         (k) The Company will not, and will not permit any Company Subsidiary to, adopt or, except as required by law, amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated in this Agreement.

         (l) The Company will, and will cause each Company Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by the Company which could reasonably give rise to a claim prior to the Effective Time.

         (m) The Company will not, and will not permit any Company Subsidiary to, amend their respective Certificate of Incorporation, Charters, or by-laws, except as contemplated by this Agreement.

         (n) The Company will not, and will not permit any Company Subsidiary to, enter into, renew, modify or increase any (i) loans secured by lease receivables, (ii) loans secured by commercial real estate, (iii) business loans,
(iv) loans or credit commitments (including letters of credit) which are secured by property located outside of the six-county Chicago MSA, and (v) loans or credit commitments (including letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment: (A) to any person or entity in an amount in excess of $400,000 or in any amount which, when aggregated with any and all loans or credit commitments of the Company and Bank to such person or entity, would be in excess of $600,000; (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a "watch list" or similar internal report of the Company or the Bank; provided, however, that nothing in this subsection shall prohibit the Company or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

         (o) The Company will not, and will not permit any Company Subsidiary to, make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years, except on such terms and in such amounts as are consistent with past practice and in any event no more than $2 million in aggregate principal amount on average in any month of fixed rate loans with terms 30 years or longer unless such loans conform to the FNMA/FHLMC standards, or purchase any loans except the Bank may purchase up to $5 million per month of adjustable rate mortgages with initial fixed rate periods of three (3) years or less.

         (p) The Company will not, and will not permit any Company Subsidiary to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions in excess of $50,000, except that the Company may purchase up to $5 million per month of readily marketable United States Treasury bills or governmental agency securities with a maturity of three
(3) years or less, provided, however, that the Bank may dispose of shares of stock of the Federal Home Loan Bank of Chicago.

         (q) Except as required by applicable law or regulation, the Company (i) will not, and will not permit any Company Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each Company Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

         (r) The Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

         (s) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

         (t) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has resulted in a material adverse effect or which may have a material adverse effect on the Company or any Company Subsidiary or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of the Company to perform its obligations under this Agreement.

         (u) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and each Company Subsidiary shall cause dividends to be paid to the Company in such amounts as specified by Purchaser, subject to any regulatory notice or approval requirement.

         (v) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value.

         (w) Neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, further, any computer or network equipment acquired by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser.

         (x) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations.

         (y) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000.

         (z) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, unless the expense realized by the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is less than $50,000, unless such discharge or satisfaction is covered by general or specific reserves.

         (aa) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $50,000 by the Company or any Company Subsidiary.

         (bb) Neither the Company, nor any Company Subsidiary, will offer internet banking services, debit cards (other than ATM cards) or credit cards to its customers, or enter into any contract or procure any services or assets in order to offer internet banking services, debit cards or credit cards to its customers.

         (cc) Neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

         (dd) Neither the Company, nor any Company Subsidiary, will knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) that:

         (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices and will use best efforts to comply in all material respects with all applicable federal and state laws, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) Purchaser will, and will cause the Purchaser Subsidiaries to, use their best efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby; provided, however, that if Purchaser shall reasonably determine that acceptance of nonstandard conditions or restrictions would have a materially adverse effect on Purchaser, Purchaser shall have no further obligations under this Section 4.2(b). Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement.

         (c) The Purchaser agrees to list on the Nasdaq (or such other national securities exchange on which the shares of Purchaser Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of the Purchaser Common Stock to be issued in the Merger.

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to the Company or, except at the request of Purchaser, any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause, provided, however, that nothing contained in this Section 4.3 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations or an agreement with any person or entity that makes an unsolicited written proposal after the date hereof to acquire the Company pursuant to an Acquisition Transaction (an "Acquisition Proposal"), if, and only to the extent that, (A) the Board of Directors of the Company has consulted with its independent financial advisor as to whether such Acquisition Proposal may be or could be superior to the Merger from a financial point-of-view to the Company's shareholders, (B) the Board of Directors of the Company, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of the Company to breach its fiduciary duties to shareholders under applicable law; (C) such Acquisition Proposal was not solicited by the Company after the date hereof and did not otherwise result from a breach of this Section 4.3 by the Company (such proposal that satisfies (A), (B) and (C) being referred to herein as a "Superior Proposal"); (D) the Company promptly notifies Purchaser of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with the Company or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, Acquisition Proposals or offers, and receives from such person or entity an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement that the Company and Purchaser entered into; and (E) the Stockholders' Meeting has not occurred. The Company shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities.

         (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following if initiated by a party not affiliated with Purchaser: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any Company Subsidiary; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Company Subsidiary; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either the Company or any Company Subsidiary; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives, upon reasonable notice, full access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants. From the date hereof until the Effective Time, the Company shall, upon reasonable request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting stockholders as of the record date fixed for a meeting of any stockholders of the Company, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

         (b) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting. The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(b) hereof. Notwithstanding the foregoing, the Company shall not be required to permit Purchaser (or its representatives) to review material containing any confidential discussion of this Agreement and the transactions contemplated hereby or any other matter where the Company's Board of Directors has reasonably determined such review would result in a violation of applicable Delaware law.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C pursuant to which Mid America and the Bank shall merge immediately after the consummation of the Merger.

         5.4 D&O Indemnification.

         (a) For a period of six (6) years after the Effective Time, Purchaser agrees to use its reasonable best efforts to maintain in effect insurance coverage comparable to the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions covered thereunder and occurring on or prior to the Effective Date; provided, however, that Purchaser shall not be required to pay a premium amount in excess of the maximum amount disclosed on Schedule 5.4 to the Purchaser Disclosure Schedule and if Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for a premium equal to such maximum amount. Schedule 5.4 to the Company Disclosure Schedule sets forth a copy of the Company's current D&O Insurance Policy and the current premium amount paid by the Company to obtain such insurance.

         (b) From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser and Mid America (each an "Indemnifying Party" and together, the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Certificate of Incorporation (or other chartering document) and Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Certificate of Incorporation (or other chartering document) and Bylaws of such entity, in each case as in effect on the date hereof, or under applicable law.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof. Notwithstanding the provisions of Section 5.4(b), in the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of an Indemnified Party.

         5.5 Affiliate Letters. The Company shall obtain and deliver to Purchaser on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of the Company and each stockholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of the Company or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this Section 5.5 shall include certain provisions pursuant to which such individuals will agree to vote in favor of the Merger.

         5.6 Regulatory Applications. (a) Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities seeking requisite approval of the transactions contemplated in this Agreement, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a material adverse effect on Purchaser and its subsidiaries taken as a whole or would be materially burdensome to Purchaser and its subsidiaries taken as a whole. In the event of an adverse or unfavorable determination by any Governmental Authority with respect to the requisite approvals of the transactions contemplated in this Agreement, or in the event such Governmental Authority's approval of the transactions contemplated in this Agreement is subject to nonstandard conditions or restrictions, or in the event the transactions contemplated in this Agreement are challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser after consultation with the Company. Except for confidential portions reflecting pro forma financial information prepared by Purchaser, Purchaser shall deliver a draft of all regulatory applications to the Company prior to filing them and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement, and Purchaser shall deliver a final copy of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         (b) The Company shall, as soon as practicable, file an application or notice with the IDI to obtain requisite approval of the change in ownership of the Company Insurance Subsidiary resulting from the Bank Merger to properly maintain the IDI license held by the Company Insurance Subsidiary, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said application or notice. The Company shall deliver a draft of such application or notice to Purchaser prior to filing and copies of all responses from or written communications from the IDI relating thereto, and the Company shall deliver a final copy of such application or notice to Purchaser promptly after it is filed with the IDI.

         (c) Each party will use all reasonable efforts and will cooperate in all reasonable respects with the other party in taking all reasonable actions necessary to obtain all of the foregoing regulatory approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

         5.7 Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year (or such extended date as the other party may agree), its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser not later than thirty (30) days after the end of any fiscal quarter, the quarterly reports filed with the OTS by the Company or the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty (40) days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) the Company will deliver to Purchaser any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements along with a summary of the securities acquired in the ordinary course of business.

         5.8 Registration Statement; Stockholder Approval. As soon as reasonably practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the special meeting of stockholders (the "Stockholders' Meeting") to be held by the Company for purposes of considering the Merger, and Purchaser and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. The Company shall furnish all information concerning the Company and the holders of its capital stock as Purchaser may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. The Company shall call the Stockholders' Meeting to be held as soon as reasonably practicable, and in no event later than forty-five (45) days after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger. In connection with the Stockholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and the Company shall mail the Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (b) the Board of Directors of the Company shall, subject to the exercise of its fiduciary duties, unanimously recommend to its stockholders the approval of this Agreement and the Merger, and (c) the Board of Directors of the Company shall otherwise use its best efforts to the extent consistent with its fiduciary duty to obtain such stockholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on it. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within thirty (30) days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.9 toward the occurrence of a material breach by the disclosing party.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. The Company shall obtain the prior consent of Purchaser to the content of any communication to its stockholders, which consent shall not be unreasonably withheld or delayed.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company and Purchaser will supplement or amend their respective Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the Company which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Purchaser contained in Article II hereof, or of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company or Purchaser Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed pursuant to Section 5.9 as to which a party is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of either the Company or Purchaser to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz, P.C. addressed to Purchaser, dated the Closing Date, subject to customary representations and assumptions referred to therein, and substantially to the effect that (a) the exchange in the Merger of Purchaser Common Stock for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser or the Company; (b) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (c) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

         (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company or the Bank as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. The Company, the Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

         (b) Except as contemplated in the Letter of Understanding or Benefits Letter discussed below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual except that such prior service shall be recognized for benefit accrual purposes under any vacation pay plan or program and under any severance compensation plan or program; provided, further, that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans if they have satisfied such waiting periods or pre-existing condition exclusions under the Company Benefit Plan even if such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the Company ESOP or profit sharing plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, neither this Agreement nor the Letter of Understanding discussed below shall confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

         (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its best efforts to obtain from the President of the Company who is a party to an employment agreement with the Bank a Letter of Understanding with Purchaser substantially in the form of Exhibit E attached hereto (the "Letter of Understanding"), addressing certain matters pertaining to such executive's employment agreement and benefits payable thereunder, and participation in other Company Benefit Plans.

         (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, the Letter of Understanding, Exhibit F, any Company Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in the Letter of Understanding.

         (e) Purchaser and the Company agree to take certain actions to effectuate the foregoing and other actions with respect to the Company Benefit Plans as set forth in the letter agreement of even date herewith between Purchaser and the Company in the form of Exhibit F attached hereto (the "Benefits Letter").

         5.14 Environmental Investigation.

         (a) Purchaser shall engage an environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company and the Company Subsidiaries and any other real estate owned by the Company or any Company Subsidiary or any Tax Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein without regard to any exceptions that may be contained in the Company Disclosure Schedule, Purchaser shall cause copies of the consultant reports to be furnished to the Company, and the parties shall then obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

         (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and the Company. If the work plans or removal or remediation actions are estimated to cost more than $100,000 (individually or in the aggregate) to complete, Purchaser and the Company shall discuss a mutually acceptable modification of this Agreement. Purchaser and the Company shall cooperate in the review, approval and implementation of all work plans.

         (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation, Purchaser, Mid America or any affiliate would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000 then Purchaser may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

         5.15 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by the Company, or any Company Subsidiary or Tax Subsidiary, either (i) an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company accepted by Purchaser (such acceptance not to be unreasonably withheld), showing fee simple title in the Company or such Company Subsidiary or Tax Subsidiary, in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary or Tax Subsidiary, subject only to (A) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (B) liens of current state and local property taxes which are not delinquent or subject to penalty; and (C) liens and encumbrances as disclosed on Schedule 3.26(a) to the Company Disclosure Schedule, and restrictions and conditions of record that do not materially adversely affect the value or use of such real estate, or (ii) a commitment by the title insurance company currently insuring Company or Company Subsidiary's or Tax Subsidiary's title to the real estate owned or held pursuant to a ground lease to provide an endorsement to the current title policies changing the name of the insured to Purchaser at Closing; provided, however, (a) such commitments and title policies are subject only to the matters set forth in this Section 5.15; and (b) the effective date of such endorsement shall be subsequent to or contemporaneous with the Effective Time.

         5.16 Other Actions; Further Assurances; Form of Transaction.

         (a) At Purchaser's request, the parties will use all reasonable efforts and cooperate in all reasonable respects with each other to obtain any consents or waivers from third parties under any contract or agreement to which the Company or any Company Subsidiary is a party in order to prevent any breach or default from arising thereunder as a result of the consummation of the Merger or the Bank Merger.

         (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the contemplated purposes and intent of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         (c) If necessary to expedite the Closing of the Merger, the Bank Merger or any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby; provided, however, that any such restructuring will not result in any change in the Merger Consideration, or result in any adverse consequences to the Purchaser, the Company or the stockholders of the Company, and will not jeopardize the receipt of approvals required from Governmental Authorities or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled.

                                       VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

         (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

         (b) This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Company at a duly called meeting.

         (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

         (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

         (e) The shares of Purchaser Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall have been true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b) and 3.4(d)) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Material Adverse Effect on the Company.

         (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

         (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given.

         (e) Purchaser shall have received a certificate signed by the President and Chief Executive Officer of the Company, in his capacity as such, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

         (f) Neither the Company nor any Company Subsidiary shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, if adversely determined, would, in the reasonable opinion of Purchaser, have a Material Adverse Effect on the Company. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of Purchaser.

         (g) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

         (h) If requested by Purchaser, the Company shall have caused to be delivered to Purchaser letters from the Company's independent public accountants, Crowe, Chizek and Company LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Purchaser and the Company, with respect to the Company's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

         (i) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

         (j) If requested by Purchaser, the Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

         (k) Purchaser shall have received an opinion of Luse, Gorman, Pomerenk & Schick PC, counsel for the Company, substantially in the form of Exhibit G hereto.

         (l) The Purchaser shall have received the Tax Opinion (as contemplated in Section 5.12 above).

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of Company to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by the Purchaser in this Agreement and in any documents or certificates provided by the Purchaser
(i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall have been true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 2.1(a), 2.1(b), 2.1(c), 2.2 and 2.3) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Material Adverse Effect on the Purchaser.

         (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) The Company shall have received a certificate signed by the Chairman and Chief Executive Officer of Purchaser, in his capacity as such, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

         (d) All action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Purchaser, and the Company shall have received certified copies of the resolutions evidencing such authorization.

         (e) The Company shall have received an opinion of the General Counsel of Purchaser, substantially in the form of Exhibit H hereto.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company;

         (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory approval of the transactions contemplated by this Agreement, the approval of which is a condition precedent to either party's obligations hereunder;

         (c) By either party at any time after the stockholders of the Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; provided, however, the Company shall have no right to terminate pursuant to this Section 7.1(c) if the Company has taken any action, or failed to take any action, as applicable, described in Section 7.1(g).

         (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.2 hereof, in the case of Purchaser, or Section 6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9;

         (e) By either party on or after March 31, 2005, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

         (f) By Purchaser pursuant to the provision of Section 5.14 hereof relating to certain environmental matters;

         (g) By the Board of Directors of Purchaser if the Company has received a Superior Proposal, and the Board of Directors of the Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws, modifies or amends in any respect adverse to Purchaser its approval of this Agreement or the transactions contemplated hereby, or withdraws or fails to make a unanimous recommendation that stockholders of the Company vote in favor of the Merger, or modifies or qualifies such recommendation in a manner adverse to Purchaser, or the Board of Directors of the Company has resolved to do any of the foregoing; or

         (h) By the Board of Directors of the Company if the Company has received a Superior Proposal, and in accordance with Section 4.3 of this Agreement, the Board of Directors of the Company has made a determination to accept such Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to this Section 7.1(h) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Purchaser's receipt of written notice advising Purchaser that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether the Company intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to Purchaser during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

         7.2 Termination Fee. (a) In consideration of the expenses and forgone opportunities of Purchaser, as a condition and inducement to Purchaser's willingness to enter into and perform this Agreement, provided that the Company has not validly terminated this Agreement pursuant to Section 7.1(d), the Company shall pay to Purchaser immediately upon demand a fee of $6,250,000 (the "Termination Fee") upon the earliest to occur of the following:

                  (i) Purchaser terminates this Agreement pursuant to Section 7.1(g), or the Company terminates this Agreement pursuant to Section 7.1(h); or

                  (ii) The entering into a definitive agreement by the Company relating to an Acquisition Transaction, or the consummation or occurrence of an Acquisition Transaction involving the Company within eighteen (18) months after the occurrence of any of the following: (i) the valid termination of the Agreement by the Purchaser pursuant to
         Section 7.1(d) because of a willful breach by the Company; or (ii) the failure of the stockholders of the Company to approve this Agreement after the occurrence of an Acquisition Proposal.

         (b) If demand for payment of the Termination Fee is made pursuant to
Section 7.2 and payment is timely made, then Purchaser will not have any other rights or claims against the Company, the Company Subsidiaries, and their respective officers and directors, with respect to this Agreement, it being agreed that the acceptance of the Termination Fee under Section 7.2 will constitute the sole and exclusive remedy of Purchaser against the Company, the Company Subsidiaries and their respective officers and directors, other than any claims by Purchaser for damages arising from any willful breach of this Agreement by the Company.

         7.3 Expenses. Except as provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this

Section 7.3 or a suit seeking to recover costs and expenses or damages for a willful breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.4 Survival of Agreements. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1(b), 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of the Company without the further approval of such stockholders or which in any other way adversely affects the rights of the stockholders of the Company without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

         7.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except as provided in Section 5.9. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                      VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time, which include, without limitation, Section 5.4) shall not survive the Effective Time except as provided for in Section 7.4.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

        a)   if to Purchaser or         MAF Bancorp, Inc.
             Merger Sub:                55th & Holmes Avenue
                                        Clarendon Hills, Illinois 60514
                                        Attention:  Allen H. Koranda
                                                    Chairman and Chief
                                                    Executive Officer
                                        Telephone Number:  (630) 887-5800
                                        Facsimile Number:  (630) 325-0407

        copy to:                        Vedder, Price, Kaufman & Kammholz, P.C.
                                        222 North LaSalle Street, Suite 2600
                                        Chicago, Illinois  60601
                                        Attention:  Thomas P. Desmond, Esq.
                                        Telephone Number:  (312) 609-7500
                                        Facsimile Number:  (312) 609-5005

        (b)   if to the Company:        Chesterfield Financial Corp.
                                        10801 South Western Avenue
                                        Chicago, Illinois 60643
                                        Attention:  Michael E. DeHaan
                                                    Chairman and Chief
                                                    Executive Officer
                                        Telephone Number:  (777) 239-6000
                                        Facsimile Number:  (773) 239-6114

        copy to: Luse, Gorman, Pomerenk & Schick PC 5335 Wisconsin Avenue NW, Suite 400 Washington, DC 20015
                                        Attention:   John J. Gorman
                                        Telephone Number:  (202) 274-2001
                                        Facsimile Number:  (202) 362-2902

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

         8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein (including without limitation Section 5.4). This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.7 Certain Definitions. (a) Solely for purposes of Sections 2.10, 3.11, 6.2(a), 6.2(f) and 6.3(a) of this Agreement, the term "Material Adverse Effect" means, with respect to Purchaser or the Company, as the case may be, any effect that (a) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Purchaser and the Purchaser Subsidiaries taken as a whole, or the Company and the Company Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of Purchaser or the Company to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) actions contemplated by this Agreement, including, with respect to the Company, the payment of or provision for benefits contemplated to be paid to any directors, officers or employees of the Company and its Subsidiaries in accordance with the terms of this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to banks, savings institutions or their holding companies, (iii) changes in GAAP that are generally applicable to banks, savings institutions or their holding companies,
(iv) expenses reasonably incurred in connection with the transactions contemplated hereby, and (v) changes attributable to or resulting from changes in general economic conditions affecting similarly situated banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

         (b) The term "knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by any of the executive officers or directors of such Person (including with respect to the Company, John L. Garlanger), and includes any facts, matters or circumstances set forth in any written notice from any governmental entity or any other material written notice received by that Person.

         (c) The term "business day" means any day that the New York Stock Exchange or Nasdaq are open for trading.

         (d) The term "Person" means any individual, financial institution, corporation, partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, together with its direct or indirect parents, subsidiaries and affiliates (as such term is used in Rule 145 of the Securities Act).

         8.8 Tax Treatment; Tax Structure. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that any party (and each employee, representative, or other agent of the party) may disclose to any and all persons the tax treatment and tax structure (as such terms are defined in Treasury Regulations ss. 1.6011-4(c)) of the Transaction and any and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure; provided however that such disclosure may not be made until the earlier of (i) the date of the public announcement of discussions relating to the Transaction; (ii) the date of the public announcement of the Transaction; and (iii) the date of the execution of the agreement (with or without conditions) to enter into the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and should be construed in a manner consistent with such purpose.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                       MAF BANCORP, INC.


                                            /s/ Allen H. Koranda
                                       -----------------------------------------
                                       By:  Allen H. Koranda
                                       Its: Chairman and Chief Executive Officer

                                       CLASSIC ACQUISITION CORP.


                                            /s/ Allen H. Koranda
                                       -----------------------------------------
                                       By:  Allen H. Koranda
                                       Its: Chairman and Chief Executive Officer

                                       CHESTERFIELD FINANCIAL CORP.


                                            /s/ Michael E. DeHaan
                                       -----------------------------------------
                                       By:  Michael E. DeHaan
                                       Its: Chairman and Chief Executive Officer

                                    EXHIBIT D
                                    ---------

                            FORM OF AFFILIATE LETTER

                                                                    June 5, 2004

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Chesterfield Financial Corp., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 5, 2004 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), Classic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and the Company, pursuant to which Merger Sub shall be merged with and into the Company (the "Merger") and the stockholders of the Company shall be entitled to receive cash and shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

         As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger) (collectively, the "Purchaser Securities").

         I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

         C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because: (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company; and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities issued to me in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"); (ii) such sale, transfer or other disposition has been registered under the Act; or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JUNE 5, 2004 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

         F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         G. I hereby agree that at any meeting of the stockholders of the Company however called, and in any action by written consent to the stockholders of the Company, I (solely in my capacity as a shareholder) shall vote the Company Common Stock which I am entitled to vote: (a) in favor of the adoption of the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise consented to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

         H. I agree (solely in my capacity as a stockholder) not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

         I. I agree (solely in my capacity as a stockholder) to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

         J. Prior to the meeting of the stockholders of the Company called for the purpose of approving the Merger Agreement, I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below) that would cause the total number of shares of Company Common Stock subject to the Liens to exceed the number shares in Section K below), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except: (i) for transfers by operation of law (in which case this letter agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser; (iii) for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; or (iv) as Purchaser may otherwise agree in writing.

         K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and
(iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below as of the date hereof, and have sole and unrestricted voting power with respect to such shares of Company Common Stock:

                           __________________________

                           __________________________

                           __________________________

         L. It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Purchaser of an opinion of counsel in form and substance reasonably satisfactory to Purchaser, or other evidence reasonably satisfactory to Purchaser, to the effect that a transfer of my shares of Purchaser Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph E above shall be removed forthwith at my request from the certificate or certificates representing my shares of Purchaser Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(2), so long as Purchaser is then in compliance with SEC Rule 144(c), or the restrictive period set forth in Rule 145(d)(3) or (ii) if Purchaser shall have received an opinion of counsel in form and substance reasonably satisfactory to Purchaser, or other evidence satisfactory to Purchaser that a transfer of my shares of the Purchaser Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,


                                          --------------------------------------
                                          Name:
Accepted and Agreed to
this 5th day of                           Number of Shares of
June, 2004, by                            Company Common Stock _______________


MAF BANCORP, INC.



By:
   -----------------------------------------
Name:  Allen H. Koranda
Title:  Chairman and Chief Executive Officer

                                                                      APPENDIX B


                                FAIRNESS OPINION


[Keefe, Bruyette & Woods, Inc. Logo]



                                                              June 3, 2004



The Board of Directors
Chesterfield Financial Corp.
10801 South Western Avenue
Chicago, IL 60643-3225

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Chesterfield Financial Corp. ("Chesterfield") of the consideration offered in the proposed transaction (the "Transaction") of Classic Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of MAF Bancorp, Inc. ("MAF"), merging with and into Chesterfield pursuant to the Agreement and Plan of Merger between Chesterfield, MAF and Merger Sub (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Chesterfield will be converted into the right to receive $31.50 in combined fixed value comprised of cash and MAF common stock where the cash component will be no less than $20.48 (the "Consideration"). MAF may propose to pay a greater percentage of cash consideration under certain circumstances.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Chesterfield and MAF, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Chesterfield and MAF for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Chesterfield. We have acted exclusively for the Board of Directors of Chesterfield in rendering this fairness opinion and will receive a fee from Chesterfield for our services.

                                                    Chesterfield Financial Corp.
                                                                    June 3, 2004
                                                                     Page 2 of 3




         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Chesterfield and MAF and the Transaction, including among other things, the following: (i) a draft of the Agreement that we were advised was substantially complete; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended June 30, 2003 of Chesterfield and the three years ended December 31, 2003 of MAF; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Chesterfield and MAF and certain other communications from Chesterfield and MAF to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Chesterfield and MAF furnished to us by Chesterfield and MAF for purposes of our analysis. We have also held discussions with senior management of Chesterfield and MAF regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Chesterfield and MAF with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Chesterfield and MAF as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Chesterfield and MAF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Chesterfield or MAF, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Chesterfield and MAF; (ii) the assets and liabilities of Chesterfield and MAF; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is

                                                    Chesterfield Financial Corp.
                                                                    June 3, 2004
                                                                     Page 3 of 3


necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration offered in the Transaction is fair, from a financial point of view, to Chesterfield stockholders.

                                             Very truly yours,

                                             /s/ Keefe, Bruyette & Woods, Inc.
                                             KEEFE, BRUYETTE & WOODS, INC.

                                   APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW -


                         DISSENTERS' RIGHTS OF APPRAISAL


         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01).

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:
(a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

         In accordance with the DGCL, Articles Tenth and Eleventh of the Registrant's Restated Certificate of Incorporation provide as follows:

         TENTH:

a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so


                                   Part II-1
         advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
         (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                   Part II-2

         ELEVENTH:

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The Registrant has purchased $40 million of insurance policies that insure the Registrant's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Registrant maintains fiduciary liability coverage up to a limit of $5 million and bankers' professional liability up to a limit of $10 million.

ITEM 21. EXHIBITS

2 Agreement and Plan of Merger dated as of June 5, 2004, by and between MAF Bancorp, Inc., Classic Acquisition Corp. and Chesterfield Financial Corp. (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K dated December 19, 2000, File No. 0-18121).

3.2      Amended and Restated By-Laws of MAF Bancorp, Inc.
         (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).


5.1 Opinion of Jennifer R. Evans, Esq., regarding legality of the securities being registered.+

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.+


21.1 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Registrant's Form 10-K for the year ended December 31, 2003, File No. 0-18121).

23.1     Consent of KPMG LLP.*

23.2     Consent of Crowe Chizek and Company LLC.*

23.3     Consent of Keefe, Bruyette & Woods, Inc.*

23.4     Consent of Jennifer R. Evans, Esq. (included in her opinion filed as
         Exhibit 5.1).

                                   Part II-3

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in their opinion filed as Exhibit 8.1).

24       Power of Attorney (included on the signature page).

99.1     Form of Proxy for Chesterfield Financial Corp.*


------------------
+        Previously filed.
*        Filed herewith.



ITEM 22. UNDERTAKINGS

         (a)      Pursuant to Item 512 of Regulation S-K:

                  (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 13(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (3) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   Part II-4

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Part II-5

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 23rd day of August, 2004.


                                 MAF BANCORP, INC.



                                 By:  /s/ Allen H. Koranda
                                      -----------------------------------------
                                      Allen H. Koranda
                                      Chairman of the Board and Chief Executive
                                      Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                 NAME                                        TITLE                                DATE
          -------------------                          -------------------                 -------------------



         /s/ Allen H. Koranda                      Chairman of the Board and
---------------------------------------             Chief Executive Officer
           Allen H. Koranda                      (principal executive officer)             August 23, 2004


         /s/ Kenneth R. Koranda             President and Vice Chairman of the Board       August 23, 2004
---------------------------------------
           Kenneth R. Koranda


        /s/ Jerry A. Weberling                     Executive Vice President,               August 23, 2004
---------------------------------------       Chief Financial Officer and Director
          Jerry A. Weberling                     (principal financial officer)


         /s/ M. Christine Roberg               First Vice President and Controller         August 23, 2004
---------------------------------------          (principal accounting officer)
           M. Christine Roberg


          Robert J. Bowles, M.D.*                           Director
---------------------------------------
          Robert J. Bowles, M.D.


            David C. Burba*                                 Director
---------------------------------------
            David C. Burba


           David J. Drury*                                  Director
---------------------------------------
           David J. Drury


               Terry A. Ekl*                                Director
---------------------------------------
               Terry A. Ekl



                                      S-1


                 NAME                                        TITLE                                DATE
          -------------------                          -------------------                 -------------------



           Harris W. Fawell*                                Director
---------------------------------------
           Harris W. Fawell


            Joe F. Hanauer*                                 Director
---------------------------------------
            Joe F. Hanauer


            Barbara L. Lamb*                                Director
---------------------------------------
            Barbara L. Lamb


            Thomas R. Perz*                                 Director
---------------------------------------
            Thomas R. Perz


          Raymond S. Stolarczyk*                            Director
---------------------------------------
          Raymond S. Stolarczyk


          F. William Trescott*                              Director
---------------------------------------
          F. William Trescott


             Lois B. Vasto*                                 Director
---------------------------------------
             Lois B. Vasto


            Andrew J. Zych*                                 Director
---------------------------------------
            Andrew J. Zych


------------------
*       Signed pursuant to Power of Attorney

By:     /s/ Allen H. Koranda
        ------------------------------------
Date:   August 23, 2004



                                      S-2



                                  EXHIBIT INDEX

EXHIBITS

2 Agreement and Plan of Merger dated as of June 5, 2004, by and between MAF Bancorp, Inc., Classic Acquisition Corp. and Chesterfield Financial Corp. (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K dated December 19, 2000, File No. 0-18121).

3.2 Amended and Restated By-Laws of MAF Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).


5.1 Opinion of Jennifer R. Evans, Esq., regarding legality of the securities being registered.+

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.+


21.1 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Registrant's Form 10-K for the year ended December 31, 2003, File No 0-18121).

23.1     Consent of KPMG LLP.*

23.2     Consent of Crowe Chizek and Company LLC.*

23.3     Consent of Keefe, Bruyette & Woods, Inc.*

23.4     Consent of Jennifer R. Evans, Esq. (included in her opinion filed as
         Exhibit 5.1).

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in their opinion filed as Exhibit 8.1).

24       Power of Attorney (included on the signature page).

99.1     Form of Proxy for Chesterfield Financial Corp.*



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+        Previously filed.
*        Filed herewith.